UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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Ramco Gershenson Properties Trust
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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RAMCO-GERSHENSON PROPERTIES TRUST
31500 NORTHWESTERN HIGHWAY, SUITE 300
FARMINGTON HILLS, MICHIGAN 48334
Dear Shareholder:
We invite you to attend the 2016 Annual Meeting of Shareholders of Ramco-Gershenson Properties Trust (the “Trust”) in person, virtually via the Internet, or by proxy. The meeting will be held on Wednesday, May 11, 2016 at 9:00 a.m., Eastern Time. During the 2016 annual meeting, shareholders will have the opportunity to vote on each item of business described in the enclosed notice of the 2016 annual meeting and accompanying proxy statement.
Shareholders may attend and participate in the annual meeting in person at the Sherry-Netherland Hotel, 781 5th Avenue, New York, New York 10022. Only shareholders showing proof of ownership will be allowed to attend the meeting in person. You may also attend and participate in the annual meeting virtually via the Internet at www.virtualshareholdermeeting.com/rpt2016 where you will be able to vote electronically and submit questions during the meeting. You will be able to vote electronically and submit questions during the meeting only if you use your control number, which will be included on your notice or proxy card (if you received a printed copy of the proxy materials), to log on to the meeting.
We have elected to furnish proxy materials to you primarily through the Internet, which expedites your receipt of materials, lowers our expenses and conserves natural resources. On or about March 29, 2016, we mailed to our shareholders of record (other than shareholders who previously requested e-mail or paper delivery of proxy materials) a notice containing their control number, instructions on how to access our 2016 proxy statement and 2015 annual report through the Internet and how to vote through the Internet. The notice also included instructions on how to receive such materials, at no charge, by paper delivery (along with a proxy card) or by e-mail. Beneficial owners received a similar notice from their broker, bank or other nominee. Please do not mail in the notice, as it is not intended to serve as a voting instrument. Notwithstanding anything to the contrary, the Trust may send certain shareholders of record a full set of proxy materials by paper delivery instead of the notice or in addition to sending the notice.
Your continued interest and participation in the affairs of the Trust are greatly appreciated.

Sincerely,

Dennis Gershenson
President and Chief Executive Officer
March 29, 2016
Your vote is important. Whether or not you plan to attend the annual meeting in person or virtually via the Internet, we urge you to vote promptly to save us the expense of additional solicitation. If you attend the annual meeting in person or virtually via the Internet, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote during the meeting.

RAMCO-GERSHENSON PROPERTIES TRUST
NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS
MAY 11, 2016

To the Shareholders of Ramco-Gershenson Properties Trust:
Notice is hereby given that the 2016 Annual Meeting of Shareholders of Ramco-Gershenson Properties Trust will be held on Wednesday, May 11, 2016 at 9:00 a.m., Eastern Time. You may attend the meeting in person at the Sherry-Netherland Hotel, 781 5th Avenue, New York, New York 10022, or virtually via the Internet at www.virtualshareholdermeeting.com/rpt2016 by using the control number included with your notice to log on to the meeting. The agenda for the 2016 Annual Meeting of Shareholders is as follows:
(1) Elect nine Trustees named in the accompanying proxy statement to serve until the 2017 annual meeting of shareholders;
(2) Ratify the appointment of Grant Thornton LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2016;
(3) Approve (on an advisory basis) the compensation of our named executive officers; and
(4) Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The Board recommends a vote FOR each of the Trustee nominees listed in this proxy statement, FOR the ratification of Grant Thornton’s appointment, and FOR the approval, on an advisory basis, of the compensation of our named executive officers.
The accompanying proxy statement, which forms a part of this Notice of 2016 Annual Meeting of Shareholders, contains additional information for your careful review. A copy of the Trust’s annual report for 2015 is also enclosed. Shareholders of record of the Trust’s common shares of beneficial interest at the close of business on March 14, 2016 are entitled to receive notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

By Order of the Board of Trustees

Geoffrey Bedrosian
Chief Financial Officer and Secretary
Your vote is important. Whether or not you plan to attend the annual meeting in person or virtually via the Internet, we urge you to vote promptly to save us the expense of additional solicitation. If you attend the annual meeting in person or virtually via the Internet, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote during the meeting.

RAMCO-GERSHENSON PROPERTIES TRUST
31500 NORTHWESTERN HIGHWAY, SUITE 300
FARMINGTON HILLS, MICHIGAN 48334
___________________________
PROXY STATEMENT
 ___________________________
2016 ANNUAL MEETING OF SHAREHOLDERS
___________________________
The Board of Trustees (the “Board”) of Ramco-Gershenson Properties Trust (the “Trust”) is soliciting proxies for use at the 2016 annual meeting of shareholders of the Trust and any adjournment or postponement thereof. The annual meeting will be held at the Sherry-Netherland Hotel, 781 5th Avenue, New York, New York 10022, and virtually via the Internet at www.virtualshareholdermeeting.com/rpt2016, on Wednesday, May 11, 2016 at 9:00 a.m., Eastern Time.
On or about March 29, 2016, the Trust mailed to its shareholders of record of the Trust’s common shares of beneficial interest (the “Shares”), other than shareholders who previously requested e-mail or paper delivery of proxy materials, a notice (the “Notice”) containing instructions on how to access this proxy statement and the 2015 annual report through the Internet. Beneficial owners received a similar notice from their broker, bank or other nominee. In addition, on or about March 29, 2016, the Trust and brokers, banks and other nominees began mailing or e-mailing the proxy materials to shareholders of record who previously requested such delivery. Notwithstanding anything to the contrary in this proxy statement, the Trust may send certain shareholders of record a full set of proxy materials by paper delivery instead of the Notice or in addition to sending the Notice.
ABOUT THE MEETING
What is the purpose of the 2016 annual meeting of shareholders?
At the 2016 annual meeting, shareholders will act upon the matters outlined in the accompanying Notice of Meeting, including:

•	the election of nine Trustees named in this proxy statement to serve until the annual meeting of shareholders in 2017;

•	the ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as the Trust’s independent registered public accounting firm for the year ending December 31, 2016; and

•	the approval (on an advisory basis) of the compensation of our named executive officers.
The Board recommends a vote FOR each of the Trustee nominees listed in this proxy statement, FOR the ratification of Grant Thornton’s appointment and FOR the approval, on an advisory basis, of the compensation of our named executive officers.
We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment. The proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.
In addition, management will report on the performance of the Trust and will respond to appropriate questions from shareholders. The Trust expects that representatives of Grant Thornton will be present at the annual meeting and will be available to respond to questions. Such representatives will also have an opportunity to make a statement.

How can I attend the 2016 Annual Meeting?
You can attend our 2016 Annual Meeting in person, virtually via the Internet, or by proxy.
Attending In Person. Our 2016 Annual Meeting will take place at the Sherry-Netherland Hotel, 781 5th Avenue, New York, New York 10022. You will need to present photo identification, such as a driver’s license and proof of Share ownership as of the record date in order to be allowed into the meeting.
Attending and Participating Online. You may also attend the 2016 Annual Meeting virtually via the Internet at www.virtualshareholdermeeting.com/rpt2016. Shareholders may vote and submit questions while attending the meeting virtually via the Internet. You will need the 12 or 14 digit control number included on your e-delivery notice, or Notice or proxy card (if you received a printed copy of the proxy materials), to enter the meeting via the Internet. Instructions on how to attend and participate virtually via the Internet, including how to demonstrate proof of Share ownership, are posted at www.virtualshareholdermeeting.com/rpt2016.
Attending by Proxy. Please see “Can I vote my Shares without attending the annual meeting in person or virtually via the Internet?” below.
Who is entitled to vote?
Only record holders of Shares at the close of business on the record date of March 14, 2016 are entitled to receive notice of the annual meeting and to vote the Shares that they held on the record date. Each outstanding Share is entitled to one vote on each matter to be voted upon at the annual meeting.
What constitutes a quorum?
The presence at the annual meeting, in person, virtually via the Internet or by proxy, of the holders of a majority of the Shares outstanding on the record date will constitute a quorum for all purposes. As of the record date, 79,232,248 Shares were outstanding. Broker non-votes (defined below), and proxies marked with abstentions or withhold votes, will be counted as present in determining whether or not there is a quorum.
What is the difference between holding Shares as a shareholder of record and as a beneficial owner?
Shareholders of Record. If your Shares are registered directly in your name with the Trust’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those Shares and the applicable proxy materials are being sent directly to you by the Trust. As the shareholder of record, you have the right to grant your voting proxy directly to the Trust through the enclosed proxy card, through the Internet or by telephone, or to vote in person at the annual meeting.
Beneficial Owners. Many of the Trust’s shareholders hold their Shares through a broker, bank or other nominee rather than directly in their own name. If your Shares are so held, you are considered the beneficial owner of Shares, and the applicable proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those Shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you cannot vote these Shares in person at the annual meeting unless you obtain a proxy from your broker, bank or nominee and bring such proxy to the annual meeting. Your broker, bank or nominee has enclosed voting instructions for you to use in directing the broker, bank or nominee on how to vote your Shares.

Why did many shareholders receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?
The Trust has elected to furnish proxy materials to you primarily through the Internet, which expedites the receipt of materials, lowers our expenses and conserves natural resources. If you received the Notice containing instructions on how to access this proxy statement and the 2015 annual report through the Internet, please do not mail in the Notice, as it is not intended to serve as a voting instrument. For more information on attending the meeting virtually via the Internet, please see “How Can I attend the 2016 Annual Meeting?” above.
How can I access the Trust’s proxy materials and annual report on Form 10-K?
The “Investor Relations — SEC Filings” section of the Trust’s website, www.rgpt.com, provides access, free of charge, to Securities and Exchange Commission (“SEC”) reports as soon as reasonably practicable after the Trust electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. In addition, a copy of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015 will be sent to any shareholder, without charge, upon written request sent to: Investor Relations, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, MI 48334. Further, the SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Trust, at www.sec.gov.
As noted above, most shareholders will receive a Notice with instructions on how to view the proxy materials and annual report for 2015 through the Internet (at www.proxyvote.com). The Notice includes a control number (which is the same control number as that used to attend the meeting virtually via the Internet) that must be entered on the Internet in order to view the proxy materials. The Notice also describes how to receive the proxy materials by paper delivery or e-mail. You can elect to receive future proxy materials by e-mail at no charge if you vote using the Internet and, when prompted, indicate you agree to receive or access shareholder communications electronically in future years. You may also request additional paper copies without charge by sending a written request to Investor Relations, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, MI 48334.
The references to the website addresses of the Trust and the SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites is not part of this proxy statement.
Can I vote my Shares in person at the annual meeting?
Even if you plan to attend the meeting in person or virtually via the Internet, the Trust encourages you to vote your Shares prior to the meeting.
If you attend the meeting in person, you will need to present photo identification, such as a driver’s license and proof of Share ownership as of the record date when you arrive at the meeting. If you hold your Shares through a bank, broker or other holder of record and you plan to attend the annual meeting, you must present proof of your ownership of Shares, such as a bank or brokerage account statement, in order to be admitted to the meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.
To vote your Shares before the meeting through the Internet or by attending the meeting virtually via the Internet, you will need to demonstrate proof of your Share ownership pursuant to the instructions on how to do so as set forth in your Notice or proxy card, as applicable.

Shareholders of Record. If you are a shareholder of record and attend the annual meeting in person, you can deliver your completed proxy card or vote by ballot in person at the annual meeting. If you are a shareholder of record and attend the annual meeting virtually via the Internet, you can deliver your completed proxy card as discussed in the next question below or vote during the meeting by ballot in accordance with the instructions on how to participate virtually via the Internet which are posted at www.virtualshareholdermeeting.com/rpt2016.
Beneficial Owners. If you hold your Shares through a broker, bank or other nominee and want to vote such Shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such Shares and bring such proxy to the annual meeting. If you hold your Shares through a broker, bank or other nominee and want to vote such Shares virtually via the Internet at the annual meeting, you should follow the instructions at www.virtualshareholdermeeting.com/rpt2016 in order to vote at the meeting.
Can I vote my Shares without attending the annual meeting in person or virtually via the Internet?
By Mail. If you received your annual meeting materials by paper delivery, you may vote by completing, signing and returning the enclosed proxy card or voting instruction card. Please do not mail in the Notice, as it is not intended to serve as a voting instrument.
By telephone. If you received your annual meeting materials by paper delivery, you may vote by telephone as indicated on your enclosed proxy card or voting instruction card.
Through the Internet. You may vote before or during the meeting through the Internet as instructed on your Notice, proxy card, voting instruction card, or e-mail notification. In order to vote through the Internet, you must enter the control number set forth in your Notice, proxy card, voting instruction card, or e-mail notification. If you do not have any of these materials and are a shareholder of record, you may contact Ramco Investor Relations (telephone number: 248-350-9900) to request a proxy card (which will include your control number) to be mailed to your address on record or an e-mail with your control number to be sent to your e-mail address on record. If you do not have any of these materials and are a beneficial owner, you must contact your broker, bank or other nominee to obtain your control number.
Can I change my vote?
Shareholders of Record. You can change your vote at any time before the proxy is exercised by filing with the Secretary of the Trust either a notice revoking the proxy or a new proxy that is dated later than the original proxy. You can also change your vote through the Internet, by telephone or by taking action at the annual meeting. If you vote your shares by proxy and then attend the annual meeting in person or virtually via the Internet, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your Shares in accordance with your instructions on the proxy card unless you properly file such revocation notice or new proxy.

Beneficial Owners. If you hold your Shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.
What does it mean if I receive more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, brokers, other nominees and/or the Trust’s transfer agent. Please take action with respect to each proxy card and voting instruction card that you receive. The Trust recommends that you contact such persons to consolidate as many accounts as possible under the same name and address.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?
Shareholders of Record. Proxies that are properly executed without voting instructions on certain matters will be voted in accordance with the recommendations of the Board on such matters.
Beneficial Owners. If you hold your Shares in street name through a broker, bank or other nominee and do not provide voting instructions for any or all matters, such nominee will determine if it has the discretionary authority to vote your Shares. Under applicable law and New York Stock Exchange (“NYSE”) rules and regulations, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of the Trust’s independent registered public accounting firm, but do not have discretion to vote on non-routine matters. For all other matters at the 2016 annual meeting, the Trust believes that your bank, broker or nominee will be unable to vote on your behalf if you do not instruct it how to vote your Shares. If you do not provide voting instructions, your Shares will be considered “broker non-votes” with regard to the non-routine proposals because the broker will not have discretionary authority to vote thereon. Therefore, it is very important for you to vote your Shares for each proposal.
What vote is required to approve each item?
Proposal 1 — Election of Trustees. The nine nominees who receive the most votes cast “FOR” at the annual meeting will be elected as Trustees. The Board’s slate of nominees consists of Stephen R. Blank, Alice M. Connell, Dennis Gershenson, Arthur Goldberg, David J. Nettina, Joel M. Pashcow, Mark K. Rosenfeld, Laurie M. Shahon and Michael A. Ward, each nominated for a one-year term ending at the 2017 annual meeting of shareholders. Withheld votes and broker non-votes will have no effect on the outcome of the vote.
Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the annual meeting will be necessary to ratify the Audit Committee’s appointment of Grant Thornton as the Trust’s independent registered public accounting firm for the year ending December 31, 2016. Abstentions will not be counted as votes cast at the annual meeting and will have no effect on the result of the vote.
Proposal 3 — Advisory Approval of the Compensation of Our Named Executive Officers. The affirmative vote of a majority of the votes cast at the annual meeting will be necessary to approve, on an advisory basis, the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the vote.
Other Matters. If any other matter is properly submitted to the shareholders at the annual meeting, its adoption will generally require the affirmative vote of a majority of the votes cast at the annual meeting. The Board does not propose to conduct any business at the annual meeting other than as stated above.
Although the advisory vote in Proposal No. 3 is not binding on the Trust, the Board and the Compensation Committee will take your vote into consideration in determining future activities.
How do I find out the voting results?
We intend to announce preliminary voting results at the annual meeting and to disclose the final voting results in a current report on Form 8-K within four business days of the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of the Shares as of March 14, 2016 with respect to (i) each Trustee, nominee and named executive officer, (ii) all of our Trustees and executive officers as a group and (iii) to our knowledge, each beneficial owner of more than 5% of the outstanding Shares. Unless otherwise indicated, each owner has sole voting and investment powers with respect to the Shares listed below. Information with respect to ownership by the Trustees and executive officers of the Trust’s 7.25% Series D Convertible Perpetual Preferred shares is contained in the footnotes to the following table. None of the Trust’s Trustees or executive officers owns more than 1% of such Series D Convertible Perpetual Preferred Shares.

Trustees, Executive Officers and More Than 5% Shareholders (1)	Number of Shares Owned Directly or Indirectly(2)		Number of Shares Which Can Be Acquired Upon Exercise of Options Exercisable Within 60 Days		Number of Shares Beneficially Owned	Percent of Shares
Dennis Gershenson	2,029,709	(3)	27,533	(4)	2,057,242	2.60%
Michael A. Ward	1,226,929	(5)	4,000		1,230,929	1.55%
Joel M. Pashcow	254,204	(6)	4,000		258,204	*
Arthur Goldberg	83,930	(7)	4,000		87,930	*
Mark K. Rosenfeld	53,330	(8)	4,000		57,330	*
Stephen R. Blank	35,830	(9)	4,000		39,830	*
David J. Nettina	30,191		—		30,191	*
Alice M. Connell	3,057		—		3,057	*
Laurie M. Shahon	3,057		—		3,057	*
John Hendrickson	47,132		—		47,132	*
Geoffrey Bedrosian	56,778	(10)	—		56,778	*
Frederick A. Zantello	103,818		8,820		112,638	*
Catherine Clark	82,669		5,145		87,814	*
Edward Eickhoff	30,599		4,730		35,329	*
All Trustees and Executive Officers as a Group (14 Persons)	2,879,590	(11)	66,228		2,945,818	3.72%
More Than 5% Holders:
FMR LLC	11,874,265	(12)	—		11,874,265	14.99%
245 Summer Street Boston, MA 02210
The Vanguard Group, Inc.	11,807,202	(13)	—		11,807,202	14.90%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.	7,024,897	(14)	—		7,024,897	8.87%
55 East 52nd Street New York, NY 10022
LaSalle Investment Management Securities, LLC	4,374,222	(15)	—		4,374,222	5.52%
100 East Pratt Street Baltimore, MD 21202
Cohen & Steers Capital Management, Inc.	4,338,254	(16)			4,338,254	5.48%
280 Park Avenue, 10th Floor New York, NY 10017
* less than 1%

(1)
Percentages are based on 79,232,248 Shares outstanding as of March 14, 2016. Any Shares beneficially owned by a specified person but not currently outstanding, including options exercisable within 60 days of the record date and Shares issuable upon the exchange of units of limited partnership (“OP Units”) in the Trust’s operating partnership, Ramco-Gershenson Properties, L.P., are included in the percentage computation for such specified person, but are not included in the computation for other persons.

(2)
Certain Shares included in this column are currently in the form of restricted stock, all owned directly by such person except for Michael Ward and Geoffrey Bedrosian, who hold such Shares in a trust. Each share of restricted stock represents the right to receive one Share upon vesting. During the vesting period, holders of restricted stock have voting rights as if such restricted stock was vested. Holdings of restricted stock are as follows: Dennis Gershenson, 103,834 shares; Michael Ward, 4,546 shares; Joel M. Pashcow, 4,546 shares; Arthur Goldberg, 4,546 shares; Mark K. Rosenfeld, 4,546 shares; Stephen R. Blank, 4,546 shares; David J. Nettina, 4,546 shares; Alice M. Connell 3,057; Laurie M. Shahon 3,057; John Hendrickson 38,840; Geoffrey Bedrosian 50,778; Frederick A. Zantello 17,224 shares; Catherine Clark 20,207 and Edward Eickhoff 16,152.

(3)
Includes: (i) 15,800 Shares owned by a charitable trust of which Mr. Gershenson is a trustee, (ii) 8,375 Shares owned by trusts for Mr. Gershenson’s children (shared voting and dispositive power), (iii) 95,000 Shares owned by a trust, (iv) 1,470,606 Shares that partnerships, of which Mr. Gershenson is a partner, have the right to acquire upon the exchange of 1,470,606 OP Units owned by such partnerships pursuant to the Exchange Rights Agreement with the Trust (the “Exchange Rights Agreement”) and (v) 13,590 Shares that Mr. Gershenson has the right to acquire upon the exchange of 13,590 OP Units owned individually pursuant to the Exchange Rights Agreement.

Mr. Gershenson disclaims beneficial ownership of the Shares owned by the trusts for his children and the charitable trust. Mr. Ward is also a partner in the partnerships that own some of the 1,470,606 OP Units, and shares certain voting and dispositive power.

(4)	Includes 5,318 common shares that Mr. Gershenson could acquire upon conversion of 7.25% Series D Convertible Perpetual Preferred shares owned by him.

(5)
Includes: (i) 15,684 Shares deferred under certain of the Trust’s equity incentive plans, (ii) 60,740 Shares owned by trusts for the benefit of Mr. Ward, (iii) 1,147,393 Shares that partnerships, of which Mr. Ward is a partner, have the right to acquire upon the exchange of 1,147,393 OP Units owned by such partnerships pursuant to the Exchange Rights Agreement and (iv) 14,250 Shares that Mr. Ward has the right to acquire upon the exchange of 14,250 OP Units owned individually pursuant to the Exchange Rights Agreement. Mr. Ward disclaims beneficial ownership of the Shares owned by the trust referred to in (i) above. Mr. Gershenson is a partner in the partnerships that own 1,147,393 OP Units, and shares voting and dispositive power.

(6)
Includes 103,325 Shares owned by an irrevocable trust for Mr. Pashcow’s daughter and by a foundation of which Mr. Pashcow is trustee (Mr. Pashcow has shared voting and investment powers for each entity). Mr. Pashcow disclaims beneficial ownership of the Shares owned by the foundation and by the trust.

(7)
Includes 15,684 Shares deferred under certain of the Trust’s equity incentive plans and 48,700 Shares owned by Mr. Goldberg’s wife. Mr. Goldberg disclaims beneficial ownership of the Shares owned by his wife.

(8)
Includes 4,039 Shares deferred under certain of the Trust’s equity incentive plans, 2,700 Shares owned by Mr. Rosenfeld’s wife and 400 Shares owned by Mr. Rosenfeld’s children. Mr. Rosenfeld disclaims beneficial ownership of the Shares owned by his wife and his children.

(9)	Includes 19,684 Shares deferred under certain of the Trust’s equity incentive plans.

(10)	Includes 6,000 Shares owned by a trust for Mr. Bedrosian's family.

(11)	Includes Trustees and executive officers as of March 14, 2016.

(12)	Based on the Schedule 13G filed with the SEC on February 12, 2016. This report includes holdings of various subsidiaries and affiliates of FMR LLC.

(13)	Based on the Schedule 13G filed with the SEC on February 10, 2016.

(14)	Based on the Schedule 13G filed with the SEC January 27, 2016. This report includes holdings of various subsidiaries of Blackrock Inc.

(15)	Based on the Schedule 13G filed with the SEC on February 12, 2016.

(16)	Based on the Schedule 13G filed with the SEC on February 16, 2016.

PROPOSAL 1 — ELECTION OF TRUSTEES
The Board currently consists of nine Trustees. Each Trustee is elected for a one-year term.  Nine Trustees are to be elected at the 2016 annual meeting to serve until the annual meeting of shareholders in 2017 and until their successors are duly elected and qualified or until any such Trustee’s earlier resignation, retirement or other termination of service. The nine nominees who receive the most votes cast at the annual meeting will be elected as Trustees. The Board has re-nominated Stephen R. Blank, Alice M. Connell, Dennis Gershenson, Arthur Goldberg, David J. Nettina, Joel M. Pashcow, Mark K. Rosenfeld, Laurie M. Shahon and Michael A. Ward. The Board recommends that you vote FOR the re-election of the Board’s nominees.
Each of the nine nominees has consented to serve a one-year term and has consented to be named in this proxy statement. If for any reason any of the nominees becomes unavailable for election, the Board may designate a substitute nominee. In such case, the persons named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee. Alternatively, the Board may reduce the size of the Board or leave the position vacant.
The Trustees and nominees of the Trust are as follows:

Name	Age	Title
Stephen R. Blank	70	Chairman of the Board
Alice M. Connell	69	Trustee
Dennis Gershenson	72	Trustee; President and Chief Executive Officer of the Trust
Arthur Goldberg	73	Trustee
David J. Nettina	63	Trustee
Joel M. Pashcow	73	Trustee
Mark K. Rosenfeld	70	Trustee
Laurie M. Shahon	64	Trustee
Michael A. Ward	73	Trustee
Trustee Background and Qualifications
As a fully integrated self-administered, publicly-traded REIT which owns, develops, acquires, manages and leases community shopping centers in a dozen of the largest metropolitan markets in the United States, the Trust’s business involves a wide range of real estate, financing, accounting, management and financial reporting issues. In light of the Trust’s business and structure, the Nominating and Governance Committee considers the experience, mix of skills, independence from management and other qualities of the Trustees and nominees to ensure appropriate Board composition. In particular, the Nominating and Governance Committee believes that Trustees and nominees with the following qualities and experiences can assist in meeting this goal:
Senior Leadership Experience. Trustees with experience in significant leadership positions provide the Trust with perspective in analyzing, shaping and overseeing the execution of operational organizational and strategic issues at a senior level. Further, such persons have a practical understanding of balancing operational and strategic goals and risk management.
Business Entrepreneurship and Transactional Experience. Trustees who have a background in entrepreneurial businesses and growth transactions can provide insight into developing and implementing strategies for entering into new business segments, partnering in joint ventures and/or growing via mergers and acquisitions. Further, they have a practical understanding of the importance of “fit” with the Trust’s culture and strategy, the valuation of transactions and business opportunities and management’s plans for integration with existing operations.

Financial and Accounting Experience. An understanding of the financial markets, corporate finance, accounting requirements and regulations and accounting and financial reporting processes allows Trustees to understand, oversee and advise management with respect to the Trust’s operating and strategic performance, capital structure, financing and investing activities, financial reporting and internal control of such activities. The Trust seeks to have a number of Trustees who qualify as audit committee financial experts and expects all of the Trustees to be financially knowledgeable.
Real Estate Experience. An understanding of real estate issues, particularly with respect to real estate investment trusts, real estate development, community shopping centers and key tenants, brings critical industry-specific knowledge and experience to our Board. Education and experience in the real estate industry is useful in understanding the Trust’s acquisition, development, leasing and management of shopping centers and the competitive landscape of its industry.

Public Company Board Experience. Trustees who serve, or have served, on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of trustees, the relations of a board to the Chief Executive Officer and other management personnel, the importance of particular agenda and oversight matters and oversight of a changing mix of strategic, operational and compliance-related matters. In addition, each of the Trustees is currently a member of the National Association of Corporate Directors.
The following sets forth the business experience during at least the past five years of each Board nominee and each of the Trustees whose term of office will continue after the annual meeting. The years of Trustee service include service for the Trust’s predecessors. In addition, the following includes, for each Trustee, a brief discussion of the specific experiences, qualifications, attributes and skills that led to the conclusion that each of the Trustees should continue to serve on the Board in light of the goals set forth above.
Stephen R. Blank has been a Trustee since 1988, including as Chairman of the Board since September 2009, and previously as Lead Trustee of the Board from June 2006 to September 2009. Mr. Blank is an independent Trustee and qualifies as a financial expert under SEC rules based on the experiences described below.
Mr. Blank has also served in leadership positions with firms involved in the real estate investment banking industry. This experience has provided Mr. Blank with a broad perspective on real estate industry issues, and enables him to provide key market insights to our Board.
Mr. Blank was a Senior Fellow, Finance, at the Urban Land Institute, a non-profit education and research institute which studies land use and real estate development policy, from December 1998 until his retirement on December 31, 2014. Mr. Blank was a Managing Director — Real Estate Investment Banking of CIBC Oppenheimer Corp. from 1993 to 1998, Managing Director of Cushman & Wakefield, Inc.’s Real Estate Corporate Finance Department from 1989 to 1993, Managing Director — Real Estate Investment Banking of Kidder, Peabody & Co., Incorporated from 1979 to 1989, and Vice President, Direct Investment Group of Bache & Co., Incorporated from 1973 to 1979. Mr. Blank’s significant investment banking experience, relationships and familiarity with public equity offerings have been invaluable to the Trust in its capital raising activities in recent years.
Through Mr. Blank’s significant leadership roles on the Board since June 2006, including his role as chair of the Trust’s Audit Committee and Nominating and Corporate Governance Committee and as a member of its Compensation Committee, he has facilitated the Board’s ability to perform its critical oversight function and such authority has given him critical insights to the Trust’s operations, organization and strategy. Mr. Blank also has extensive Board and Board committee experience at other public companies. Mr. Blank has served on the Board of Directors of MFA Financial, Inc., a real estate investment trust, since 2002 (currently the Chair of its Audit Committee and a member of its Compensation Committee). He previously served on the Board of Directors and Audit Committee of Home Properties, Inc. from 2009 to 2015 (and as Chair of its    Audit Committee from 2011 to 2015) and also on its Compensation, Real Estate and Governance Committees at various times during 2009 to 2015. He also served on the Board of Directors of BNP Residential Properties, Inc. from May 1999 to February 2007 and Atlantic Realty Trust from May 1996 to April 2006.

Mr. Blank’s knowledge of the Trust and its culture based on his 28 years of service, as well as the attributes noted above, led the Nominating and Governance Committee to conclude Mr. Blank should continue to serve as a member of our Board.
Alice M. Connell has been a Trustee since November 2015. Ms. Connell is an independent Trustee.
Ms. Connell is currently Managing Principal for Bay Hollow Associates, LLC, a commercial real estate consulting firm founded in late 2009, whose services are primarily targeted to institutional investors and private owners. Ms. Connell has served as a director of Empire State Realty Trust, Inc. since October 2013 and currently serves as a member of its Audit Committee and Chair of its Finance Committee. Prior to co-founding Bay Hollow, Ms. Connell was the President and Chief Executive Officer of AM Connell Associates LLC, a commercial real estate advisory firm established in 2007. She held a series of senior positions with TIAA-CREF from 1970 to December 2006, most recently as Managing Director, Head of Portfolio Strategy and Management for both the Commercial Mortgage and Private Equity Real Estate Fund portfolios. From 2009 through April 2014, Ms. Connell served as a member of the board of directors of Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI), a commercial real estate finance company. Ms. Connell was elected Trustee of the Urban Land Institute (ULI) two times, most recently in May 2009, and serves as a member of its Urban Development-Mixed Use Council. Ms. Connell is the Founder and former Chair of ULI New York’s District Council, where she currently serves on the Advisory Board and Management Committee. She is currently a board member or member of the advisory or investment committee of several real estate industry organizations, including the Real Estate Advisory Committee of the New York Common Retirement Fund since June 2007, the Investment Committee of QS REP since 2009, the Advisory Committees of Park Madison Partners since 2008 and CBRE Global Investors’ Americas Investment Committee, as an independent member, since 2013. In November 2009, Ms. Connell joined the board of directors of RREEF America III as an independent director and currently serves as a member of its Audit Committee and Chair of its Nomination and Corporate

Governance Committee. From 2004 to 2007, she was a member of the Executive Committee of the Zell-Lurie Real Estate Center of the Wharton School at the University of Pennsylvania. In 2003, she was honored by Women Executives in Real Estate (WX) as their Real Estate Woman of the Year; she also served on WX’s board of directors from 2004 to 2006.

Ms. Connell received a bachelor’s degree from St. Bonaventure University and a master’s degree from New York University. Ms. Connell's knowledge of and experience with, and strong record of success investing in, real estate-related assets, and her experience as a director of public NYSE listed companies, including real estate investment trusts, as well as the attributes noted above, led the Nominating and Governance Committee to conclude Ms. Connell should serve as a member of our Board.
Dennis Gershenson has been a Trustee since 1996, including as Chairman of the Board from June 2006 to September 2009.
Mr. Gershenson has been President and Chief Executive Officer of the Trust since May 1996. He served as Vice President — Finance and Treasurer of Ramco-Gershenson, Inc. from 1976 to 1996 and arranged the financing of the Trust’s initial developments, expansions and acquisitions. As the principal executive officer of the Trust for 19 years and as an executive for an additional 20 years, Mr. Gershenson has a unique perspective and understanding of the Trust’s business, culture and history, having led the Trust through many economic cycles, internal and external growth, and other key operational and strategic initiatives. His day-to-day leadership of the Trust gives him critical insights into the Trust’s operations, strategy and competition, and enables him to assist the Chairman of the Board to ensure the Board’s ability to perform its critical oversight function. He also has a broad perspective on real estate industry issues generally.
Mr. Gershenson has served as Regional Director of the International Council of Shopping Centers, also known as the “ICSC,” which has provided him with key market insights and significant relationships. Mr. Gershenson also has other Board and Board committee experience at a REIT through his service as a member of the Board of Directors of National Retail Properties, Inc. from February 2008 through May 2011 (serving for a portion of this time as a member of its Governance and Nominating and Compensation Committees), at which time he elected not to run for re-election.
Mr. Gershenson also has served in many leadership roles of various charitable organizations. Mr. Gershenson was a member of the Board of Directors of Oakland Family Services and the Board of Governors of Cranbrook Academy of Art. He is a former Chairman of the Board of Directors of Hospice of Michigan and served on the Board of Directors of the Merrill Palmer Institute and the Metropolitan Affairs Coalition.
Mr. Gershenson’s knowledge of the Trust and its culture based on his 40 years of service, as well as the attributes noted above, led the Nominating and Governance Committee to conclude Mr. Gershenson should continue to serve as a member of our Board.
Arthur Goldberg has been a Trustee since 1988 and is an independent Trustee. Mr. Goldberg qualifies as a financial expert under SEC rules based on the experiences described below.
Mr. Goldberg has been a Managing Director of Corporate Solutions Group, LLC, an investment banking and advisory firm, since January 2002. Mr. Goldberg served as President of Manhattan Associates, LLC, a merchant and investment banking firm, from 1994 to 2002 and as Chairman of Reich & Company, Inc. (formerly Vantage Securities, Inc.), a securities and investment brokerage firm, from 1990 to 1993. Mr. Goldberg has also served in leadership positions of other investment banking and brokerage firms. This experience has provided Mr. Goldberg with a broad perspective on investment banking, capital markets, finance, accounting and mergers and acquisitions, and enables him to provide key market insights to our Board. Further, his significant investment banking experience, relationships and familiarity with public equity offerings and transactional matters have been invaluable to the Trust in its capital raising and acquisition and disposition activities.
Mr. Goldberg also has extensive Board and Board committee experience at other public companies. Mr. Goldberg served on the Board of Directors of Avantair, Inc. (formerly known as Ardent Acquisition Corp.) from 2003 to August of 2013 (serving as the Chair of its Compensation Committee and a member of the Audit Committee and Executive Committee). He also served on the Board of Directors of North Shore Acquisition Corp. from November 2007 to August 2009 and Atlantic Realty Trust from May 1996 to April 2006.

Mr. Goldberg’s knowledge of the Trust and its culture based on his 28 years of service, combined with the attributes noted above, led the Nominating and Governance Committee to conclude Mr. Goldberg should continue to serve as a member of our Board.
David J. Nettina has been a Trustee since February 23, 2012. Mr. Nettina is an independent Trustee and qualifies as a financial expert under SEC rules based on the experiences described below.

Mr. Nettina has served as the Managing Principal of Briarwood Capital Group, LLC, since 2001, through which he develops residential and commercial real estate pursuant to contracts and joint venture development agreements with Heritage Custom Builders, LLC, a residential home builder in Albany, New York. In addition, he is the Albany, New York Chair for Vistage International, Inc., an international organization which offers facilitated peer groups for chief executive officers and private company owners. Mr. Nettina also formerly served as the chairman of the board of Mastrioanni Bros., Inc., a privately held commercial banking company in Albany, New York and as a member of the board of Frontera Investment, Inc. Mr. Nettina served as the co-Chief Executive Officer of Career Management, LLC from 2009 to 2013 and has served as Chief Executive Officer since 2013.
Prior to returning to private business, Mr. Nettina served as the President, Chief Financial Officer and Chief Real Estate Officer of American Financial Realty Trust (AFRT), a publicly traded real estate investment trust, from March 2005 to April 2008. In 2008, AFRT merged with Gramercy Capital Corp. AFRT was formerly the leading net lease real estate investment trust with an exclusive focus on bank real estate. Mr. Nettina was the principal architect of AFRT's operational and financial restructuring, which ultimately resulted in its successful merger with Gramercy Capital Corp. Prior to his service at AFRT, Mr. Nettina founded Briarwood Capital Group, LLC to manage his family investment activities, which were principally engaged in the acquisition and development of residential real estate. From 1997 to 2001, Mr. Nettina served as President and Chief Financial Officer and Chief Operating Officer of SL Green Realty Corp., a publicly traded real estate investment trust which owns and operates Manhattan commercial office real estate, and for which Mr. Nettina led the company's initial public offering. Prior to SL Green Realty Corp.'s initial public offering, Mr. Nettina held various executive management positions for more than 11 years with The Pyramid Companies, a developer, owner and operator of 20 regional malls in the Northeast, including positions as the Chief Financial Officer and a development partner involved in the development of over three million square feet of retail space. During his tenure at The Pyramid Companies, he led a financial and operational restructuring of the company during the economic downturn in the early 1990s which allowed the company to remain privately held. Prior to his service at The Pyramid Companies, Mr. Nettina served in a number of roles in Citicorp's consumer banking division, which led to his being appointed the President of Citibank (Maine), N.A., which he established on a de novo basis. Prior to his service at Citibank, he served on active military duty as a Captain in the 101st Airborne Division. Mr. Nettina has served on a number of civic and collegiate boards, including the Doylestown Ways and Means Committee and the Real Estate Committee of the Board of Trustees of Sienna College in Albany, New York and the Real Estate Committee of the Board of Trustees for Canisius College in Buffalo, New York.
Mr. Nettina earned a Bachelor of Science degree in Accounting and a Master of Business Administration degree in Finance from Canisius College in Buffalo, New York, along with a Certificate in Management Accounting.
All of the foregoing has provided Mr. Nettina with 30 years of extensive knowledge and experience in executive management (including REITs in particular), corporate finance (in both banking and real estate), accounting and capital markets.
Mr. Nettina’s knowledge of the real estate industry and extensive experience as a leader of publicly traded real estate investment trusts, as well as the attributes noted above, led the Nominating and Governance Committee to conclude Mr. Nettina should serve as a member of our Board.
Joel M. Pashcow has been a Trustee since 1980 and is an independent Trustee.
Mr. Pashcow has been a Managing Member of Nassau Capital LLC, a real estate and securities investment firm, since April 2006. This experience has provided Mr. Pashcow with a broad perspective on REIT equity investing, finance, the securities industry and general real estate industry issues and enables him to provide key market insights to our Board, which has been particularly important in the Trust’s capital raising activities and ensuring alignment with shareholders.
Mr. Pashcow served as Chairman of the predecessor of the Trust from 1988 to May 1996. Mr. Pashcow also has prior Board service and leadership experience, serving as Chairman of the Board of Trustees of Atlantic Realty Trust, a real estate investment trust, from May 1996 to April 2006.
Mr. Pashcow’s knowledge of the Trust and its industry, operations and personnel based on his 36 years of service, as well as the attributes noted above, led the Nominating and Governance Committee to conclude Mr. Pashcow should continue to serve as a member of our Board.
Mark K. Rosenfeld has been a Trustee since 1996 and is an independent Trustee. Mr. Rosenfeld qualifies as a financial expert under SEC rules based on the experiences described below.
Mr. Rosenfeld has been Chairman and Chief Executive Officer of Wilherst Developers Inc., a real estate development firm, since July 1997. Mr. Rosenfeld was an employee with Jacobson Stores Inc., a retail fashion merchandiser, from 1972 to 1996, including serving as President and Chief Operating Officer from 1982 to 1992, President and Chief Executive Officer from 1992 to 1993 and Chairman of the Board (where he served as a member of the executive committee) and Chief Executive Officer from

1993 to 1996. In his various executive roles with Jacobson Stores, the Chief Financial Officer reported directly to Mr. Rosenfeld on finance and accounting matters. He also served on the Board of Great Lakes Bancorp from 1990 to February 1995. In February 1995, Great Lakes Bancorp merged with TCF Financial Corporation. Mr. Rosenfeld served on the Board of Directors and the Audit Committee of TCF Financial Corporation from 1995 to 1997. These experiences have provided Mr. Rosenfeld with a broad perspective on the retail industry, executive management, board leadership and accounting and finance. Mr. Rosenfeld has also served in leadership positions in the retail industry, including as a director of the National Retail Federation Board and a member of the Executive Committee of the Michigan Retailers Association. All of the foregoing has provided Mr. Rosenfeld with key industry-specific knowledge of real estate development, management and leasing and general real estate industry issues, which enables him to provide key market insights to our Board.
Mr. Rosenfeld’s knowledge of the Trust and its culture based on his 20 years of service, combined with the attributes noted above, led the Nominating and Governance Committee to conclude Mr. Rosenfeld should continue to serve as a member of our Board.
Laurie M. Shahon has been a Trustee since November 2015 and is an independent Trustee
Ms. Shahon is the President of Wilton Capital Group, a private direct investment firm she founded in 1994 that makes principal investments in later-stage ventures and medium-sized buyouts. She previously held investment banking positions with Morgan Stanley and Salomon Brothers. Ms. Shahon has been a director of KCG Holdings, Inc. (and its predecessor) since 2006 and currently serves on its Nominating and Governance Committee and Audit and Finance Committee. Ms. Shahon received an A.B. in English and Political Science from Wellesley College and an M.B.A. in Finance and International Business from Columbia University. She is a former Adjunct Professor of Finance at Columbia Business School. Ms. Shahon has served on the boards of more than ten public companies over the past 25 years, including The Bombay Company, Inc., Eddie Bauer Holdings, Inc and Kitty Hawk Inc.
Ms. Shahon’s significant experience in the financial services and securities industries, her experience as the founder of a private direct investment firm, her experience as a director of other publicly traded companies and her extensive finance and accounting knowledge, combined with the attributes noted above, led the Nominating and Governance Committee to conclude Ms. Shahon should serve as a member of our Board.

Michael A. Ward has been a Trustee since 2006 and is an independent Trustee.
Mr. Ward is currently a private investor but has 49 years of providing leadership to the Trust through executive management and Board service. He served as Executive Vice President and Chief Operating Officer of the Trust from 1996 to 2005, as well as Executive Vice President of Ramco-Gershenson, Inc. from 1966 to 1996. As an executive officer of the Trust for almost 40 years, Mr. Ward has a unique perspective and understanding of the Trust’s business, culture and history, having provided leadership through many economic cycles, internal and external growth and curtailment and other key operational and strategic initiatives. He also has a broad perspective on leasing, development and real estate industry issues generally. Mr. Ward was awarded a CPM (Certified Property Manager) designation from the Institute of Real Estate Management (IREM) in 1970 and continues to qualify for retention of the designation.  He served as president of the IREM Michigan Chapter in 1974 and during this time he also instructed general real estate development and retail leasing courses at Michigan State University as a qualified real estate executive.  Mr. Ward holds a State of Michigan Co-Brokers license. Mr. Ward is also a National Association of Corporate Directors (NACD) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD's comprehensive program of study for corporate directors.
Mr. Ward’s knowledge of the Trust and its culture based on his 50 years of service led the Nominating and Governance Committee to conclude Mr. Ward should continue to serve as a member of our Board.
Trustee Independence
The NYSE listing standards set forth objective requirements for a Trustee to satisfy, at a minimum, in order to be determined independent by the Board. In addition, the NYSE listing standards require the Board to consider all relevant facts and circumstances, including the Trustee’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships and such other criteria as the Board may determine from time to time. The Board has determined, after considering all of the relevant facts and circumstances, that each of Messrs. Blank, Connell, Goldberg, Meister, Nettina, Ostrower, Pashcow, Rosenfeld, Shahon and Ward are independent Trustees and therefore the Trust satisfies the requirements of the NYSE listing standards and the Trust’s Corporate Governance Guidelines that at least a majority of the Trustees be independent. In particular, the Board considered:

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Mr. Ward’s prior service to the Trust as an employee and officer, as well as the partnerships of which he and Dennis Gershenson are partners, among others, and which hold a significant amount of OP Units, and determined that such relationships did not impede his independence.

The Audit Committee, Compensation Committee and Nominating and Governance Committee are composed entirely of independent Trustees. In addition, after considering all of the relevant facts and circumstances, the Board has determined that each member of the Audit Committee qualifies under the Audit Committee independence standards established by the SEC and the NYSE.

Majority Withheld Votes
Included in our Corporate Governance Guidelines is a policy approved by the Board to be followed if any nominee for Trustee in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” such election.  In such event, the applicable Trustee must  promptly tender his or her resignation, conditioned on Board acceptance, following certification of the shareholder vote. The Nominating and Corporate Governance Committee will consider the resignation and  recommend to the Board whether to accept such resignation. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and will disclose its decision within 90 days following certification of the shareholder vote.

BOARD MATTERS
The Board of Trustees
General
The Board has general oversight responsibility of the Trust’s affairs and the Trustees, in exercising their fiduciary duties, represent and act on behalf of the shareholders. Although the Board does not have responsibility for the Trust’s day-to-day management, it stays regularly informed about the Trust’s business and provides guidance to management through periodic meetings and other informal communications. The Board is significantly involved in, among other things, the Trust’s strategic and financial planning process, leadership development, as well as other functions carried out through the Board committees as described below. The Board, led by the Nominating and Governance Committee, also performs an annual performance review of the Board and individual Trustees.
Board Leadership
Mr. Blank has served as the independent Chairman of the Board since September 2009. From June 2006 to September 2009, Mr. Gershenson was the Chairman of the Board and Mr. Blank served as Lead Trustee.
The Board does not have a specific policy on whether the Chairman should be a non-employee Trustee or if the Chairman and Chief Executive Officer positions should be separate. In accordance with the Corporate Governance Guidelines, if the Chairman is also the Chief Executive Officer of the Trust, then one of the independent members of the Board will be named as Lead Trustee. The Board believes either circumstance provides sufficient checks and balances and is appropriate to further the interests of shareholders of the Trust. Further, in either case, the Board believes that its independent Trustees, who represent eight of nine members of the Board, are deeply engaged and provide significant independent leadership and direction given their executive and Board experience. See “Proposal 1— Election of Trustees — Trustee Background and Qualifications” above. The independent Trustees are the sole members of the Audit, Compensation and Nominating and Governance committees, which oversee critical matters of the Trust such as the integrity of the Trust’s financial statements, the compensation of executive management, the nomination and evaluation of Trustees and the development and implementation of the Trust’s corporate governance policies and structures. The independent Trustees also meet regularly in executive session at Board and committee meetings and have access to independent advisors as they deem appropriate. Management supports this oversight role through its tone-at-the-top and open communication.
Oversight of Risk Management
The Board oversees the Trust’s risk management. This oversight is administered primarily through:

•	the Board’s review and approval of management’s annual business plan and long-term strategic plan;

•	at least quarterly review by the Board of business developments, strategic plans and implementation, liquidity and financial results;

•	the Board’s oversight of succession planning;

•	the Board’s oversight of capital spending and financings;

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the Audit Committee’s oversight of the Trust’s financial reporting, internal control over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy thereof;

•	the Nominating and Governance Committee’s leadership in the corporate governance policies of the Trust and the self-evaluation assessments of the Board and committees; and

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the Compensation Committee’s review and approvals regarding executive officer compensation and its relationship to the Trust’s business plan, as well its review of compensation plans generally and the related risks.

Meetings
In 2015, the Board held five meetings. Non-management Trustees hold regularly scheduled executive sessions in which non-management Trustees meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board. Mr. Blank presides at such executive sessions.
Trustees are expected to attend all Board and committee meetings, as well as the Trust’s annual meeting of shareholders. In 2015, all of the Trustees attended at least 75% of the aggregate meetings of the Board and all committees of the Board on which they served. All of the Trustees attended the 2015 annual meeting of shareholders.

Committees of the Board
The Board has delegated various responsibilities and authority to Board committees and each committee regularly reports on its activities to the Board. Each committee, except the Executive Committee, has regularly scheduled meetings. Each committee operates under a written charter approved by the Board, which is reviewed annually by the respective committees and the Board and is available on the Trust’s website under “Investor Relations — Corporate Overview — Governance Documents” at www.rgpt.com. The table below sets forth the current membership and 2015 meeting information for the four standing committees of the Board:

Name	Audit	Compensation	Nominating and Governance	Executive
Stephen R. Blank (1)	X	X	X	—
Alice M. Connell	X	—	—	—
Dennis Gershenson	—	—	—	X
Arthur Goldberg	X	Chair	—	—
David J. Nettina	Chair	—	X	—
Joel M. Pashcow	—	X	X	X
Mark K. Rosenfeld	X	X	Chair	—
Laurie M. Shahon	—	X	—	—
Michael A. Ward	—	X	X	Chair

Meetings	8	4	5	—
(1) Mr. Blank is an ex-officio member of such committees.
Audit Committee
The Trust has a separately-designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for providing independent, objective oversight and review of the Trust’s consolidated financial statements, the Trust’s system of internal controls, the Trust’s risk management system, the qualifications, performance and independence of the Trust’s independent registered public accounting firm, the performance of the Trust’s internal audit function and the Trust’s compliance with legal and regulatory requirements. The Audit Committee also has the sole authority and responsibility to appoint, determine the compensation of, evaluate and, when appropriate, replace the Trust’s independent registered public accounting firm. See “Audit Committee Disclosure,” “Report of the Audit Committee” and the Audit Committee’s charter for additional information on the responsibilities and activities of the Audit Committee.
The Board has determined that Messrs. Blank, Goldberg, Nettina, Rosenfeld and Connell are each financially literate and have the accounting or related financial management expertise in accordance with NYSE listing standards, and are each an audit committee financial expert as defined in the rules and regulations of the SEC. See “Proposal 1— Election of Trustees — Trustee Background and Qualifications” for a description of Messrs. Blank's, Goldberg's, Nettina's, Rosenfeld's and Connell's relevant business experience. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations or liabilities that are greater than are generally imposed on such person as a member of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

Compensation Committee
The Compensation Committee administers the executive compensation program of the Trust. The Compensation Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, approving equity grants and otherwise administering share-based plans and reviewing annually all compensation decisions relating to the Trust’s executive officers. The Compensation Committee also reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Trust’s compensation programs. See “Compensation Discussion and Analysis,” “Compensation Committee Report” and the Compensation Committee’s charter for additional information on the responsibilities and activities of the Compensation Committee.
Role of Management. Similar to prior years, the Compensation Committee sought recommendations of Mr. Gershenson with respect to the Trust’s 2015 executive compensation program. See “Compensation Discussion and Analysis — Process for Making Compensation Determinations — Advisors Utilized in Compensation Determinations” for further information.

Role of Compensation Consultant. The Compensation Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including compensatory fees. The Compensation Committee engaged Meridian Compensation Partners LLC (“Meridian”) as its compensation consultant for 2015 with respect to executive compensation and Trustee compensation programs generally. The Compensation Committee works with management to determine Meridian’s responsibilities and direct its work product, but the Compensation Committee is responsible for the formal approval of the annual work plan.
In compliance with the SEC and the NYSE pending disclosure requirements regarding the independence of compensation consultants, Meridian provided the Compensation Committee with a letter addressing each of the six independence factors. Their responses affirm the independence of Meridian and the partners, consultants and employees who service the Compensation Committee on executive compensation matters and governance issues.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for identifying and nominating individuals qualified to serve as Board members, recommending Trustees for each Board committee and overseeing the Trust’s Corporate Governance Guidelines and related corporate governance issues. The Nominating and Governance Committee also is responsible for the Trust’s Code of Business Conduct and Ethics and considers any requests for waivers from such code. See the Nominating and Governance Committee’s charter for additional information on its responsibilities and activities.
The Nominating and Governance Committee considers the balance of skills, experience, independence and knowledge of the Board and the diversity representation of the Board, including gender and race, how the Board works as a unit and other factors relevant to its effectiveness, although it does not have a specific diversity policy underlying its nomination process. Generally, the Nominating and Governance Committee will re-nominate incumbent Trustees who continue to satisfy its criteria for members of the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board. If a vacancy on the Board occurs, the Nominating and Governance Committee will review the experience, mix of skills and background, independence and other qualities of a nominee to ensure appropriate Board composition after taking into account the current Board members and the specific needs of the Trust and Board.
The Nominating and Governance Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Board and the Trust’s management. In 2015, the Nominating and Governance Committee engaged and paid a search firm in connection with identifying and evaluating the new Trustees, Ms. Connell and Ms. Shahon. The Nominating and Governance Committee does not solicit Trustee nominations, but will consider nominee recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are timely made and otherwise in accordance with the Trust’s Bylaws and applicable law. Such recommendations will be evaluated against the same criteria used to evaluate other nominees. The Trust did not receive any nominations of Trustees by shareholders for the 2016 annual meeting of shareholders.
Under the Bylaws, shareholders must follow an advance notice procedure to nominate candidates for election as Trustees or to bring other business before an annual meeting. The advanced notice procedures set forth in the Bylaws do not affect the right of shareholders to request the inclusion of proposals in the Trust’s proxy statement and form of proxy pursuant to SEC rules. See “Additional Information — Presentation of Shareholder Proposals and Nominations at 2016 Annual Meeting” for information regarding providing timely notice of shareholder proposals and nominations.
Executive Committee
The Executive Committee is permitted to exercise all of the powers and authority of the Board, except as limited by applicable law and the Bylaws. The Executive Committee generally acts by way of unanimous written consent in lieu of holding a meeting.
Corporate Governance
The Board and management are committed to responsible corporate governance to ensure that the Trust is managed for the benefit of its shareholders. To that end, the Board and management periodically review and update the Trust’s corporate governance policies and practices as appropriate or required by applicable law, the NYSE listing standards or SEC regulations.
The Trust has adopted a Code of Business Conduct and Ethics which sets forth basic principles to guide the conduct of Trustees and the Trust’s employees, including its principal executive officer, principal financial officer, principal accounting officer or controller and persons serving similar functions. The code covers numerous topics including illegal or unethical behavior, conflicts of interest, compliance with laws, corporate opportunities and confidentiality. A copy of the Trust’s Code of Business Conduct and Ethics is available on the Trust’s website under “Investor Relations — Corporate Overview — Governance Documents” at www.rgpt.com. Any waiver or material amendment that relates to the Trustees or certain executive officers of the

Trust will be publicly disclosed in such subsection on the Trust’s website within four business days of such action. See “Related Person Transactions” for additional information regarding policies and procedures specifically addressing related person transactions.
The Trust has also adopted Corporate Governance Guidelines, which address, among other things, a Trustee’s responsibilities, qualifications (including independence), compensation and access to management and advisors. The Nominating and Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board. A copy of the Trust’s Corporate Governance Guidelines is available on the Trust’s website under “Investor Relations — Corporate Overview — Governance Documents” at www.rgpt.com.
A copy of the Trust’s committee charters, Code of Business Conduct and Ethics and Corporate Governance Guidelines will be sent to any shareholder, without charge, upon written request sent to the Trust’s executive offices: Investor Relations, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334.
Trustee Compensation
The Compensation Committee and Board believe that Trustees should receive a mix of cash and equity. Compensation paid to the non-employee Trustees is intended to provide incentives to such persons to continue to serve on the Board, to further align the interests of the Board and shareholders and to attract new Trustees with outstanding qualifications. Trustees who are employees or officers of the Trust or any of its subsidiaries do not receive any compensation for serving on the Board or any committees thereof; therefore, Mr. Gershenson is excluded from the Trustee compensation table below.
2015 Non-Employee Trustee Annual Cash Retainer and Meeting Fees. In 2015, each non-employee Trustee, other than Matthew L. Ostrower, Ms. Connell and Ms. Shahon, received an annual cash retainer equal to approximately $30,000 and an annual equity retainer, consisting of a grant of restricted shares, valued at approximately $75,000 (or 4,546 restricted shares). The restricted shares were granted on July 1st and vest in full on the first anniversary of the grant date. Mr. Ostrower, who resigned effective February 6, 2015, received a pro-rated annual cash retainer equal to $7,500 and did not receive an annual equity retainer for 2015. Ms. Connell and Ms. Shahon, who were elected to the Board in November 2015, each received a pro-rated annual cash retainer equal to $4,932 and a pro-rated equity retainer, consisting of a grant of restricted shares, valued at approximately $49,585 (or 3,057 restricted shares). There were no additional fees paid per meeting attended. The Chairman of the Board also received an additional annual cash retainer of $100,000. The chairman of each of the Audit, Compensation, Nominating and Governance and Executive Committees received additional cash retainers of $15,000, $10,000, $10,000 and $5,000, respectively. The Trust also reimburses all Trustees for expenses incurred in connection with attending any meetings or performing their duties as Trustees.
Stock Ownership Guidelines. Effective September 2008, the Compensation Committee approved stock ownership guidelines for the Trustees. The guidelines require such persons to hold directly a number of Shares (including unvested restricted Shares) having a market value no less than three times the then current annual stock grant denominated in Shares for all Trustees. New Trustees have a five-year period to comply with the guidelines. The Compensation Committee reviews the minimum equity holding level and other market trends and practices on a periodic basis. The Compensation Committee has confirmed that all Trustees currently satisfy the guidelines or are within the time period to become compliant.
Deferred Fee Plan. The Trust maintains the Ramco-Gershenson Properties Trust Deferred Fee Plan for Trustees. A Trustee may elect to defer the entire annual equity retainer earned for services provided during a subsequent calendar year (“Deferral Year”) by completing and filing a proper deferred fee agreement with the Secretary of the Trust no later than December 31 of the year prior to the Deferral Year. Any shares deferred will be credited to a deferred share account and will be entitled to receive distributions, which at the Trustee’s election will either be paid in cash or will be reinvested in Shares. A Trustee may modify or revoke his or her existing fee deferral election only on a prospective basis, only for an annual equity retainer to be earned in a subsequent calendar year and only if the Trustee executes a new deferred fee agreement or revokes his or her existing deferred fee agreement in writing by December 31 of the year preceding the calendar year for which such modification or revocation is to be effective. The Trustee must elect the end of the deferral period at the time of such election and, except for limited circumstances, no Trustee shall have any right to make any early withdrawals from the Trustee’s deferred fee accounts. Pursuant to the Trust Deferred Fee Plan, Mr. Ostrower elected to receive his outstanding deferred equity retainer fees in January of the next calendar year following his resignation from Trust in February 2015.

2015 Trustee Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)(4)	Total ($)
Stephen R. Blank	130,000	75,000	205,000
Alice M. Connell	4,932	49,585	54,517
Arthur Goldberg	40,000	75,000	115,000
David J. Nettina	45,000	75,000	120,000
Matthew L. Ostrower (5)	7,500	-	7,500
Joel M. Pashcow	32,500	75,000	107,500
Mark K. Rosenfeld	40,000	75,000	115,000
Laurie M. Shahon	4,932	49,585	54,517
Michael A. Ward	32,500	75,000	107,500
Total	337,364	549,170	886,534

(1)	Represents amounts earned in 2015 with respect to the cash retainers.

(2)
Reflects 4,546 shares of restricted stock granted in 2015 under the 2012 Omnibus Long-Term Incentive Plan to each non-employee Trustee other than Ms. Connell and Ms. Shahon. The amounts reported for each non-employee Trustee (other than Ms. Connell and Ms. Shahon) reflect the grant date fair value of each award based on the closing price of the Shares on the NYSE on July 1, 2015 (i.e., $16.50). The amount reported for Ms. Connell and Ms. Shahon reflects a pro-rated grant of 3,057 shares of restricted stock in 2015 under the 2012 Omnibus Long-Term Incentive Plan, with a grant date fair value of each such award based on the closing price of the Shares on the NYSE on November 16, 2015 (i.e., $16.22).

(3)	In 2015, the following Trustees elected to defer the receipt of their entire equity retainer under the Ramco-Gershenson Properties Trust Deferred Fee Plan for Trustees as follows:

Name	2015 Stock Deferrals ($)	Deferred Shares Credited (#)
Stephen R. Blank	75,000	4,546
Arthur Goldberg	75,000	4,546
Michael A. Ward	75,000	4,546
However, such Trustees elected to receive currently the dividend equivalents related to such deferred shares in cash.
As of December 31, 2015, non-employee Trustees had the following number of stock options outstanding: Stephen R. Blank, 4,000; Arthur Goldberg, 4,000; Joel M. Pashcow, 4,000; Mark K. Rosenfeld, 4,000; and Michael A. Ward, 4,000. Ms. Connell, Mr. Nettina, Mr. Ostrower and Ms. Shahon did not have any stock options outstanding as of December 31, 2015.

(4)
As of December 31, 2015, each non-employee Trustee had 4,546 shares of restricted stock outstanding (including stock deferrals), other than Ms. Connell and Ms. Shahon, who each had a pro-rated portion of 3,057 shares of restricted stock.

(5)	Mr. Ostrower resigned effective February 6, 2015. Amounts represent pro-rated compensation through February 6, 2015.
Communication with the Board
Any shareholder or interested party who desires to communicate with the Board or any specific Trustee(s) can write to the Board at the following address: Board of Trustees, c/o Secretary, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334. All communications received by the Trust’s Secretary which are addressed to the Board or a Committee will be forwarded directly to the members of the Board.
Shareholders, Trust employees, officers, Trustees or any other interested persons who have concerns or complaints regarding accounting or auditing matters of the Trust are encouraged to contact, anonymously or otherwise, the Chairman of the Audit Committee (or any Trustee who is a member of the Audit Committee) at the address above. Such submissions will be treated confidentially.

EXECUTIVE OFFICERS
The executive officers of the Trust serve at the pleasure of the Board. The executive officers of the Trust are as follows:

Name	Age	Title
Dennis Gershenson	72	Trustee; President and Chief Executive Officer
John Hendrickson	43	Executive Vice President and Chief Operating Officer
Geoffrey Bedrosian	50	Executive Vice President, Chief Financial Officer and Secretary
Frederick A. Zantello	72	Executive Vice President and Assistant Secretary
Catherine Clark	57	Executive Vice President - Transactions

See “Proposal 1—Election of Trustees” for biographical and other information regarding Mr. Gershenson.
John Hendrickson has been Executive Vice President and Chief Operating Officer since May 2015. Previously, Mr. Hendrickson was employed with Federal Realty Trust from October 1998 through May 2015. He served as the Regional Chief Operating Officer in charge of Federal's Northeast Region from September 2008 through January 2015 and as head of its East Coast Mixed-Use Division from February 2015 through May 2015. Mr. Hendrickson has over 20 years of real estate experience.
Geoffrey Bedrosian has been Executive Vice President, Chief Financial Officer and Secretary since December 2015. Mr. Bedrosian has over 20 years of investment banking experience. Most recently, from July 2000 until December 2015, he was a Managing Director in Global Real Estate and Investment Banking at Deutsche Bank Securities, Inc., where he managed the execution of public and private capital raises and M&A activity in excess of $45 billion.
Frederick A. Zantello has been an Executive Vice President since June 2005. Mr. Zantello has been employed with the Trust since April 1997, including serving as Executive Vice President of Development and Senior Vice President and Executive Vice President of Asset Management, respectively. Previously, Mr. Zantello was the Executive Vice President, Chief Operating Officer with Glimcher Realty Trust and Director of Real Estate with Federated Department Stores. Mr. Zantello is a member of the International Council of Shopping Centers and has over 41 years of experience in the real estate industry.
Catherine Clark services as Executive Vice President — Transactions and has been employed with the Trust since 1997 in various acquisition roles. Previously, Ms. Clark was a Vice President with Farmington Mortgage, a subsidiary of the Fourmidable Group, and Vice President with Amurcon Corporation. Ms. Clark has over 31 years of experience in the real estate industry.
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee of the Board (referred to as the “Committee” in this section), composed entirely of independent Trustees, administers the executive compensation program of the Trust. The Committee’s responsibilities include recommending and overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based compensation plans and reviewing and approving annually all compensation decisions relating to the Trust’s executive officers, including the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”) and the other Named Executive Officer Compensation Tables. This section of the proxy statement explains how the Trust’s compensation programs are designed and operated in practice with respect to the named executive officers.
Executive Summary
Key Highlights
The following is a summary of key aspects of the Trust’s 2015 business results and its 2015 compensation program for named executive officers:

•
Trust’s 2015 Business Results. During 2015, the Trust achieved a number of positive business results that are expected to contribute to its long-term success. Such business results include expanding its market presence, acquiring additional shopping centers, decreasing vacant anchor spaces and increasing its occupancy rate. See the section below entitled “—Overview of 2015 Operating Performance and Pay-For-Performance” for additional discussion of these business results and our total shareholder return.

•
Change in Named Executive Officers. In April 2015, the Trust entered into an employment agreement with Mr. Hendrickson and appointed him to serve as Executive Vice President and Chief Operating Officer effective May 17,

2015. Gregory R. Andrews resigned from the Trust effective October 16, 2015. Following Mr. Andrews' resignation, the Trust entered into an employment agreement with Mr. Bedrosian and appointed him to serve as Executive Vice President, Chief Financial Officer and Secretary of the Trust effective December 17, 2015.

•
Multifaceted Compensation Program. Each named executive officer participates in three primary elements of the Trust’s executive compensation program: a base salary; an annual cash bonus; and stock-based long-term incentive awards. Base salaries provide a fixed component of compensation that is required to retain key executives. Annual cash bonuses are awarded based upon performance relative to specified incentive targets (for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer) or on a discretionary basis (for other named executive officers). For all named executive officers, other than the Chief Executive Officer, long-term incentive awards consist half of service-based grants of restricted stock that vest over five years and half of performance-based restricted share units that are settled in cash upon the achievement of specified three-year performance criteria and the satisfaction of certain service-based vesting conditions. For 2015, the Chief Executive Officer's long-term incentive award consisted of a performance-based cash award, service-based restricted stock grants and performance-based restricted share units, corresponding to 15%, 35% and 50% of his dollar target, respectively. The Chief Executive Officer's service-based grants of restricted stock and the performance-based restricted share units are awarded based the same vesting schedule and performance metrics as the other named executive officers. The performance-based cash award is earned based upon the achievement of strategic performance goals over a 3-year period as determined by the Committee, with performance resulting in payout of 0% to 150% of the target cash award incentive. At the end of the three-year performance period, any performance-based cash award earned by the Chief Executive Officer will be paid out the following year. The Trust provides limited perquisites to named executive officers and does not maintain any defined pension plans. The Trust offers named executive officers an equity deferral plan, although such plan has rarely been utilized.

•
Base Salary Increases and Annual Bonus Potential. The Committee increased base salaries for the named executive officers as follows: Mr. Gershenson received approximately a 12.5% increase and Mr. Zantello and Ms. Clark each received a 3% increase. In keeping with its belief for appropriate levels of target bonuses, the Committee set the target bonuses for Mr. Zantello and for Ms. Clark at 40% of base salary for 2015. Additionally, the Committee set Mr. Gershenson’s target bonus for 2015 at 125% of his base salary, with the target bonus for each of Mr. Hendrickson and Mr. Andrews set at 75% of his respective base salary. Mr. Bedrosian received a starting bonus of $650,000 and was not eligible for a target bonus for 2015. Mr. Andrews forfeited his target annual bonus upon his resignation from the Trust in October 2015.

•
Emphasis on Pay-for-Performance. For 2015, performance-based compensation equaled 60% of the Target Compensation (as defined below) for the Chief Executive Officer and over 36% for each other executive officer. Performance-based compensation includes bonus compensation and the performance-based component of the long-term incentive program.

•
Balance of Short-Term and Long-Term Compensation. For 2015, long-term incentive compensation represented 35-52% of Target Compensation. Through grants of new long-term awards, unvested amounts of prior awards and stock ownership guidelines, named executive officers have substantial incentives to focus on the long-term performance of the Trust.

•
Change of Control Policy; Employment Agreements with Certain Named Executive Officers. The Trust maintains a Change in Control Policy applicable to the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, executive vice presidents and senior vice presidents, which includes all named executive officers. Benefits under the policy require a “double trigger,” which means a change of control and the actual or constructive termination of employment within one year after the trigger event. In addition, the policy does not provide for a tax gross-up on benefits. The Trust believes that this policy is competitive with policies of its peers and provides executives with incentives to continue working diligently on the Trust’s behalf in the event of any possible change of control. In addition to the foregoing, the Trust is party to employment agreements with Messrs. Gershenson, Hendrickson and Bedrosian and had an employment agreement with Mr. Andrews until his resignation in October 2015. There were no changes to the employment agreement of Mr. Gershenson in 2015. The employment agreements with Messrs. Hendrickson and Bedrosian were entered into with the Trust in 2015.

•
Significant Shareholder Support for Compensation Program for Named Executive Officers. The Trust’s say-on-pay proposal was approved by approximately 95.2% of the votes cast at the 2015 annual meeting and approximately 85.9% of the outstanding voting shares. The Committee and Board discussed the results of such shareholder vote in detail. In light of the significant shareholder support and many other factors discussed herein, the Committee determined that no material changes to the compensation policies and programs for the named executive officers were necessary.

Overview of 2015 Compensation Actions
In November 2014, the Committee established a base salary for each named executive officer, other than the Chief Executive Officer and Chief Financial Officer, and in February 2015, the Committee established a base salary for the Chief Executive Officer and then Chief Financial Officer and a target annual cash bonus and target long-term restricted stock incentive awards (collectively, with base salary, the “Target Compensation”) for each named executive officer. The Committee established the Target Compensation for Messrs. Hendrickson and Bedrosian pursuant to their employment agreements entered into with the Trust in 2015. In considering the appropriate levels of Target Compensation, the Committee balanced the need to retain and motivate the Trust’s named executive officers while managing the Trust’s cash and non-cash expense and strengthening the alignment of management with the Trust’s shareholders.
The Committee also continued its practice of awarding grants of restricted stock under the Trust’s long-term incentive program. The Committee approved long-term incentive targets equal to 75% to 240% of base salary for all named executive officers (other than Mr. Bedrosian, who was not eligible to participate in the 2015 long-term incentive program). The long-term incentive targets generally have been divided equally between service-based restricted stock grants vesting over five years and performance-based restricted share units that vest and are subsequently settled in cash upon the achievement of specified performance criteria and the satisfaction of certain service-based vesting conditions. The performance-based grants have been based upon the Trust’s prospective total shareholder return relative to a defined peer group over a 3-year period. Performance (relative to the peer group) at the 33rd, 50th and 90th percentiles would result in payouts of 50%, 100% and a maximum 200%, respectively, of the target incentive with a linear adjustment in payout between the performance levels. At the end of the performance period, any awards earned under the performance-based program are paid out 50% in March of the following year and 50% a year later.
The 2015 long-term incentive targets for the named executive officers, other than the Chief Executive Officer, were divided equally between service-based restricted stock grants and performance-based restricted share unit grants. In order to appropriately measure and award other activities that do not contribute to total shareholder return, the Committee determined in 2015 on a trial basis that the 2015 long-term incentive target for the Chief Executive Officer would consist of a performance-based cash award, service-based restricted stock grants and performance-based restricted share units, corresponding to 15%, 35% and 50% of his dollar target, respectively.
As in prior years, the service-based restricted stock for all named executive officers will continue to vest in five equal installments on the anniversaries of the date of grant. The performance-based restricted share units for all named executive officers will continue to be earned based on the achievement of specific performance measures relating to the Trust's prospective total shareholder return over a period of three calendar years (with such measures established by the Committee at the beginning of the three-year period) with the same vesting schedule as in prior years.
The performance-based cash award for the Chief Executive Officer is based upon the Committee's assessment of his performance with the Trust to be measured over a 3-year period. Performance will result in payout of 0% to 150% of the target cash award incentive. At the end of the three-year performance period, any performance-based cash award earned by the Chief Executive Officer will be paid out in March of the following year.

The following table sets forth the Target Compensation for the named executive officers in 2015:

	Target Compensation
Name	Base Salary ($)	Target Annual Bonus ($)	Target LTIP Award- (Performance- Based Rest. Share Units) ($)	LTIP Award- (Service Based Rest. Stock) ($)	Target Cash LTIP Award ($) (1)	2015($)	Target Performance- Based Compensation (% of Target Comp)(2)	Internal Pay Equity (% of CEO 2015 Target Comp)
Dennis Gershenson	$675,000	$843,750	$810,000	$567,000	$243,000	$3,138,750	60%	-
John Hendrickson (3) (4)	$400,000	$300,000	$250,000	$250,000	-	$1,200,000	46%	38%
Geoffrey Bedrosian (3) (5)	$450,000	$650,000	-	-	-	$1,100,000	-	35%
Gregory R. Andrews	$413,089	$309,817	$258,181	$258,181	-	$1,239,268	46%	39%
Frederick A. Zantello (3)	$299,962	$119,985	$112,486	$112,486	-	$644,919	36%	21%
Catherine Clark	$303,061	$121,224	$113,648	$113,648	-	$651,581	36%	21%

(1)	Amount represents the Chief Executive Officer's 2015 long-term incentive cash award based upon performance goals to be measured over a 3-year period as determined by the Committee.

(2)	Target Annual Bonus plus Target LTIP Award (Performance-Based Restricted Share units plus Target Cash LTIP), divided by Target Compensation in 2015.

(3)
Does not include the sign-on grants of restricted stock received by Messrs. Hendrickson and Bedrosian in 2015 pursuant to their respective employment agreements or the discretionary equity grant to Mr. Zantello in 2015.

(4)
The amounts included in the Base Salary and Target Annual Bonus columns reflect target compensation for Mr. Hendrickson if he had been employed with the Trust for the entirety of 2015. Mr. Hendrickson was eligible to earn a pro-rated portion of his Base Salary and a pro-rated Target Annual Bonus based on the period of time during 2015 in which he was employed by the Trust. See “—Base Salary" and "—Annual Bonus—Dennis Gershenson, John Hendrickson, Geoffrey Bedrosian and Gregory R. Andrews” for a discussion of the pro-rated Base Salary and Target Annual Bonus earned by Mr. Hendrickson for 2015.

(5)
The amount included in the Base Salary column reflects target base salary for Mr. Bedrosian if he had been employed with the Trust for the entirety of 2015. Mr. Bedrosian was eligible to earn a pro-rated portion of his Base Salary based on the period of time during 2015 in which he was employed by the Trust. Mr. Bedrosian was not eligible to participate in the 2015 Executive Incentive Plan or the 2015 long-term incentive compensation program. The amount included in the Target Annual Bonus column reflects a starting bonus of $650,000 that Mr. Bedrosian received upon commencement of his employment in December 2015. See “—Base Salary" for a discussion of the pro-rated Base Salary earned by Mr. Bedrosian for 2015.

Overview of 2015 Operating Performance and Pay-For-Performance
Target Performance Metrics. At the beginning of 2015, the Trust established a primary corporate financial objective, which management and the Board deemed important to the short-term and long-term success of the Trust. At that same time, the Trust also established a second corporate financial objective that would serve as a payment condition for its bonuses. The primary objective was to maximize income and cash flow, with a target Operating FFO (funds from operations, as adjusted for certain one-time items) of $1.305 per diluted share. The second objective (and payment condition) was to operate with acceptable levels of leverage or a maximum ratio of net debt to adjusted EBITDA (earnings before interest, taxes, depreciation and amortization). Target net debt to adjusted EBITDA was originally 6.2X, but was modified to 6.7X during the year due to the Committee's determination that in light of market conditions for the Trust’s shares, it was not prudent to issue additional shares at market prices as previously planned.
Cash bonus payments to named executive officers reflected both the Trust’s success in accomplishing its goals and individual accomplishments during 2015. Specifically, the 2015 bonus plan for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer was predicated on achieving targeted levels of FFO per diluted share. Based upon the Trust’s financial results for 2015 and financial position as of the end of 2015, the Trust performed at a level that produced, under the 2015 bonus plan, a payout equal to 160% of target. The Committee determined, however, to approve payouts equal to 130% of target due to the one-time nature of certain financial items. See “—Annual Bonus—Dennis Gershenson, John Hendrickson, Geoffrey Bedrosian and Gregory R. Andrews” for a discussion of the actual performance results under the 2015 annual bonus plan. Mr. Andrews forfeited his annual bonus upon his resignation from the Trust in October 2015. Mr. Bedrosian was not eligible to participate in the 2015 target bonus plan for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. He received a starting bonus of $650,000 upon commencement of his employment in December 2015.
For the two other named executive officers, annual bonuses were determined at the discretion of the Committee, based upon a review of corporate, departmental and individual performance, together with input from the Chief Executive Officer. Each of these two named executive officers achieved bonuses above the target level for 2015. See “—Annual Bonus—Other Named Executive Officers” for a discussion of the actual performance results under the 2015 annual bonus plan.
The Committee retains discretion to revise performance-based compensation for individual performance or extraordinary circumstances. The Committee also retains discretion to provide bonuses outside the Trust’s annual bonus plan, make equity grants other than under the existing long-term incentive program and to provide other compensation. In 2015, the Committee granted a discretionary equity award to each of Messrs. Bedrosian and Zantello. The Trust also awarded sign-on grants of restricted stock to each of Messrs. Hendrickson and Bedrosian in 2015 pursuant to their respective employment agreements. The Committee also exercised its discretion to reduce payouts under the 2015 bonus plan for the Chief Executive Officer and Chief Operating Officer, as described above. See “2015 Compensation Determinations—Long-Term Incentive Compensation.”
2015 Results and Earned Compensation. The named executive officers earn the Target Compensation only to the extent target performance measures are achieved. To the extent target performance measures are not achieved or are exceeded, the named executive officers generally will earn compensation below or above the Target Compensation, respectively.
From the beginning of the performance period in January 2013 through December 31, 2015, the Trust’s annualized 3-year total shareholder return was 43.44%, which ranked at the 36.36th percentile of the peer group. Such performance resulted in a 59.89% payout of the target performance-based restricted stock awards under Trust’s 2013-2015 performance awards.

Compensation Philosophy, Program Objectives and Key Features
The Trust’s compensation program for named executive officers is designed to:

•	establish and reinforce the Trust’s pay-for-performance philosophy;

•	motivate and reward the achievement of specific annual and long-term financial and strategic goals of the Trust;

•	link actual compensation earned to the relative performance of the Trust’s total shareholder return as compared against the peer companies;

•	attract, retain and motivate key executives critical to the Trust’s operations and strategies; and

•	be competitive relative to peer companies.
In furtherance of the foregoing, the Trust’s compensation program for named executive officers historically has consisted of a base salary, an annual bonus, long-term incentive compensation and certain other benefits. The Trust also provides certain deferred compensation and severance arrangements.
The Committee recognizes that a compensation program must be flexible to address all of its objectives. The Committee historically has used market data as a compensation guideline and the Committee also considers Trust performance, individual performance reviews, hiring and retention needs and other market factors in finalizing its compensation determinations. The Committee customarily takes significant direction from the recommendations of Mr. Gershenson and market data from third party consultants to determine the amount and form of compensation utilized in the executive compensation program. See “Process for Making Compensation Determinations — Advisors Utilized in Compensation Determinations” below.
The following table sets forth how each element of compensation in the 2015 executive compensation program is intended to satisfy one or more of the Trust’s compensation objectives, as well as key features of the compensation elements that address such objectives.

Element of Compensation	Compensation Objectives	Key Features
Base Salary
•    Provide a minimum, fixed level of cash compensation

•    Important factor in retaining and attracting key employees in a competitive marketplace

•    Preserve an employee’s commitment during downturns in the general economy, the REIT industry and/or equity markets
• Changes based on an evaluation of the individual's experience, current performance, potential for advancement, internal pay equity and comparison to peer groups
Annual Bonus Program
•    Incentive for the achievement of short-term Trust performance

•    The bonus plan for the CEO, COO and CFO enhances “pay-for-performance” compensation and ensures greater transparency for the two most significant executives

•    Assist in retaining, attracting and motivating employees in the near term

•    To the extent paid in cash, provides a balance for volatile equity compensation

•    CEO, COO and CFO were eligible for bonuses upon the achievement of targeted levels of FFO per diluted share; target bonuses for CEO is 125% of base salary and for the COO and CFO are 75% of base salary

•    Other named executive officers had target bonuses of 40% of base salary, although bonuses remained discretionary

Long-Term Share-Based Incentive Awards
•    Provide incentive for employees to focus on long-term fundamentals and thereby create long-term shareholder value

•    Provide incentive to the CEO to focus on strategic performance objectives established by the Compensation Committee

•    Maintain shareholder-management alignment
• Stock ownership guidelines – reinforce focus on long-term fundamentals • Targets of 75% to 240% of base salary
Service-Based Restricted Stock	• Provides upside incentive, with some down market protection
•    50% of long-term incentive compensation award for all named executive officers other than CEO

•    35% of long-term incentive compensation for CEO

•    Vests in five equal installments on the anniversaries grant date

Element of Compensation	Compensation Objectives	Key Features
Performance-Based Restricted Share Units	• Enhances pay-for-performance objective • Incentive for the achievement of three-year performance goals
•    50% of long-term incentive compensation award

•    Earned based on total shareholder return over three-year period, subject to certain vesting conditions; potential to earn 0% to 200% of target based on performance

•    Upon satisfaction of the performance measures, 50% of the award is immediately settled in cash (the “initial settlement date”), and the remaining 50% will vest upon the first anniversary of the initial settlement date and will be settled in cash shortly thereafter

Performance-Based Cash Award	• Enhances pay-for-performance objective • Incentive for the achievement of three-year performance goals
•    15% of long-term incentive compensation award for CEO

•    Earned based on performance goals over three-year period as determined by the Committee, subject to certain vesting conditions; potential to earn 50% to 150% of target based on performance

•    Upon satisfaction of the performance measures, 100% of the award is settled in cash in March of the following year

Perquisites and Other Benefits	• Assist in retaining and attracting employees in competitive marketplace, with indirect benefit to Trust	• May include life insurance premiums, matching contributions in 401(k) plan, holiday cards, housing allowance and mileage reimbursement
Change of control policy or arrangements
•    Ensure continued dedication of employees in case of personal uncertainties or risk of job loss

•    Ensure compensation and benefits expectations are satisfied

•    Retain and attract employees in a competitive market

•    Double trigger (change of control and actual or constructive termination of employment) required for benefits

•    All executive officers participate in such policy

•    Mr. Gershenson is eligible for a full tax-gross up (set forth in his employment agreement)

Employment agreements	• Retain and attract employees in a competitive market • Ensure continued dedication of employees in case of personal uncertainties or risk of job loss	• Messrs. Gershenson, Hendrickson and Bedrosian each have an employment agreement. Mr. Andrews had an employment agreement with the Trust, but resigned in 2015.

Process for Making Compensation Determinations
Advisors Utilized in Compensation Determinations
Management and Other Employees. The Committee takes significant direction from the recommendations of Mr. Gershenson regarding the design and implementation of the executive compensation program because he has significant involvement in, and knowledge of, the Trust’s business goals, strategies and performance, the overall effectiveness of the executive officers and each person’s individual contribution to the Trust’s performance. For each named executive officer, the Committee is provided a compensation recommendation as well as information regarding historical earned compensation, the individual’s experience, current performance, potential for advancement and other subjective factors and from time-to-time the Committee will review the performance evaluations of the named executive officers. Under Mr. Gershenson’s direction, the Trust prepares tally sheets for each named executive officer reflecting their compensation for the year and provides this information to the Committee. Mr. Gershenson also provides recommendations for the performance metrics to be utilized in the incentive compensation programs, the appropriate performance targets and an analysis of whether such performance targets have been achieved (including recommended adjustments). The Committee retains the discretion to modify the recommendations of Mr. Gershenson and reviews such recommendations for their reasonableness based on the Trust’s compensation philosophy and related considerations.
Generally, the Committee sets the meeting dates and agendas for Committee meetings and Mr. Gershenson is invited to attend many of such meetings. The Committee also meets regularly in executive session outside the presence of management to discuss compensation issues generally, as well as to review the performance of and determine the compensation of Mr. Gershenson. The Trust’s legal advisors, human resources department and corporate accounting department support the Committee in its work in developing and administering the compensation plans and programs.
Third-Party Consultants. With respect to the 2015 executive compensation program, the Compensation Committee engaged Meridian Compensation Partners LLC to discuss best-practices and market trends in executive compensation and provide a detailed analysis of the long-term incentive program. In addition, the Committee and Mr. Gershenson historically have used market data as an important guideline in establishing target compensation, with the objective of having various compensation elements at or slightly above the market median. See “— Compensation Differences Among Named Executive Officers” below for information regarding benchmarking in 2015.
Compensation Differences Among Named Executive Officers
The Trust does not have a fixed internal pay equity scale but rather determines the compensation for each role based upon scope of responsibility and market rates of compensation. In past years, the Committee utilized benchmarking by job responsibilities and position in establishing certain compensation levels, which continues to impact the compensation levels in 2015. Mr. Gershenson, President and Chief Executive Officer, leads the management of the Trust across all departments as well as serving as management’s representative on the Board. The total compensation among our named executive officers varies as a result of each named executive officer’s individual performance and overall duties and responsibilities.
Benchmarking by job responsibilities and position has been a significant factor in the Trust’s compensation program for the other named executive officers in prior years, and was a direct factor in the determining of 2015 Target Compensation. The compensation of the other named executive officers was benchmarked in 2014 using market data of peer companies and used in determining 2015 Target Compensation. The other named executive officers are responsible for key operating divisions of the Trust.
The Committee also utilized internal pay equity as an additional data point, but the Committee does not target specific internal pay equity metrics.
2015 Compensation Determinations
Base Salary
The base salaries of named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. The Committee relies primarily on peer group analyses and general survey data in determining annual salary increases while also considering the Trust’s overall performance, the individual’s experience, current performance and potential for advancement. The Committee determined to increase Mr. Gershenson’s base salary by 12.5% for 2015.  Significant factors in the Compensation Committee's determination of Mr. Gershenson’s salary increase included: market benchmarking, experience, tenure and historical performance.  The Committee determined that Mr. Gershenson was compensated at a level significantly below chief executive officers at peer companies.  The Committee determined to increase base salaries for 2015 for our other named executive officers as follows: Mr. Zantello and Ms. Clark each received a 3% increase.

The following table sets forth the base salaries approved for the named executive officers in 2014 and 2015 and the percentage by which such base salaries increased in 2015 over the respective 2014 Base Salary amounts.

Name	2014 Base Salary	2015 Base Salary	Percentage Increase
Dennis Gershenson	$600,000	$675,000	12.50%
John Hendrickson (1)	-	$400,000	-
Geoffrey Bedrosian (2)	-	$450,000	-
Gregory R. Andrews	$413,089	$413,089	-
Frederick A. Zantello	$291,225	$299,962	3.00%
Catherine Clark	$294,234	$303,061	3.00%

(1)	Mr. Hendrickson earned a pro-rated portion of his 2015 Base Salary for the period of time during 2015 in which he was employed by the Trust.

(2)	Mr. Bedrosian earned a pro-rated portion of his 2015 Base Salary for the period of time during 2015 in which he was employed by the Trust.

Annual Bonus—Dennis Gershenson, John Hendrickson, Geoffrey Bedrosian and Gregory R. Andrews
Target Bonus. On February 24, 2015, the Committee approved the adoption of the 2015 Executive Incentive Plan for the Trust’s Chief Executive Officer and Chief Financial Officer. Upon commencement of his employment with the Trust, Mr. Hendrickson became eligible to participate in the 2015 Executive Incentive Plan. The primary performance objective for 2015 relates to funds from operations per share. In addition, the Committee also specifically tied payment of any bonuses under the 2015 Executive Incentive Plan to the achievement of a maximum specified net debt-to-adjusted EBITDA ratio of originally 6.2X, but modified to 6.7X due to a change in circumstances. During 2015, the Board and management determined not to issue additional common shares as previously planned due to market conditions for the Trust’s shares. In light of that development, the Committee deemed it appropriate to increase the maximum ratio of debt-to-adjusted EBITDA to 6.7X. The target bonus for the Chief Executive Officer was 125% of base salary and for the Chief Operating Officer and Chief Financial Officer was 75% of base salary. For 2015, the base salary increase of 12.5% for Mr. Gershenson resulted in the same increase in the cash value of his target annual bonus. For these purposes, adjusted EBITDA means earnings before interest, income taxes, depreciation and amortization of the Trust’s consolidated businesses, excluding gains, losses and impairment charges on real estate assets (except for gains on land sales in the ordinary course of business) and gains and losses on the extinguishment of debt. Adjusted EBITDA should not be considered as an alternative to net income (computed in accordance with GAAP) or as an alternative to cash flow as a measure of liquidity. Mr. Bedrosian was not eligible to participate in the 2015 Executive Incentive Plan. See “— Starting Bonus” below for information regarding the starting bonus received by Mr. Bedrosian in 2015.
Earned Bonus. Set forth below are the target annual bonuses in 2015 and the earned annual bonuses in 2014 and 2015 for Messrs. Gershenson, Hendrickson and Andrews.

Name	Earned Annual Bonus 2014	Target Annual Bonus 2015	Earned Annual Bonus 2015
Dennis Gershenson	$840,000	$843,750	$1,096,875
John Hendrickson (1)	-	$300,000	$243,750
Gregory R. Andrews	$346,994	$309,817	$0

(1)
The amount in the Target Annual Bonus 2015 column reflects the target annual bonus for Mr. Hendrickson if he had been employed with the Trust for the entirety of 2015. Mr. Hendrickson was eligible for a pro-rated Target Annual Bonus of $187,500 based on the period of time during 2015 in which he was employed by the Trust.

The Trust performed at 60% of the difference between target Operating FFO per diluted share and maximum Operating FFO per diluted share and therefore Messrs. Gershenson and Hendrickson would have earned a payout of 160% of their target annual bonus in 2015. The Committee determined, however, that one-time items, including savings in executive compensation resulting from Mr. Andrews’ departure and a lower than expected payout under the long-term incentive plan, were responsible in part for the improved 2015 performance, and decided to reduce payouts to 130% of target levels. Mr. Hendrickson’s earned annual bonus reflects a pro-rated portion for the period of time during 2015 in which he was employed by the Trust. Mr. Andrews forfeited his annual bonus payment upon his resignation in October 2015.

The following table sets forth the target funds from operations per share financial performance measures, together with actual results, regarding the 2015 annual bonus plan for Messrs. Gershenson, Hendrickson and Andrews. In 2015, the Trust achieved a net debt-to-adjusted EBITDA ratio of 6.6X, which satisfied the payment condition established by the Committee.

	Target Performance			Actual Performance	Percentage of Target Bonus Earned
Financial Performance Measure	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Operating FFO per Share(1)	$1.26	$1.305	$1.43	$1.39	160%

(1) Under the NAREIT definition, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property and excluding impairment provisions on depreciable real estate or on investments in non-consolidated investees that are driven by measurable decreases in the fair value of depreciable real estate held by the investee, plus depreciation and amortization (excluding amortization of financing costs) and adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered as an alternative to GAAP net income available to common shareholders or as an alternative to cash flow as measures of liquidity. FFO is used as an additional indicator of our operating performance. Actual FFO per share for 2015 was $1.36 per share without adjustment. For purposes of the performance measure, the Committee made an upward adjustment to actual FFO per share of approximately $0.03 per share to reflect Operating FFO. Operating FFO excludes acquisition costs and periodic items such as impairment provisions on land available for development or sale, bargain purchase gains and gains or losses on extinguishment of debt that are not adjusted under the current NAREIT definition of FFO.

Starting Bonus. Under the terms of his employment agreement with the Trust, Mr. Bedrosian received a starting bonus of $650,000 upon commencement of his employment in December 2015. He was not eligible to participate in the 2015 Executive Incentive Plan.
Annual Bonus—Other Named Executive Officers
Target Bonus. The target bonus for the other named executive officers is discretionary and is calculated based on a percentage of such person’s base salary. The Committee generally believes that target annual bonuses of 40% of base salary are appropriate for the other named executive officers. For 2015, the base salary increase of 3% for each of Mr. Zantello and Ms. Clark resulted in the same increases in the cash value of their respective target annual bonuses.
The annual cash bonus payouts are based upon the Committee’s subjective review of a variety of corporate, department and individual factors, along with the Committee’s view of the market and of the Trust’s need to retain its key executives.
Earned Bonus. Set forth below are the target annual bonuses in 2015 and the earned annual bonuses in 2014 and 2015 for the other named executive officers.

Name	Earned Annual Bonus 2014	Target Annual Bonus 2015	Earned Annual Bonus 2015
Frederick A. Zantello	$156,000	$119,985	$156,000
Catherine Clark	$160,000	$121,224	$160,000

Mr. Zantello and Ms. Clark earned 130% and 132%, respectively, of their respective target annual bonuses in 2015. Mr. Zantello’s bonus reflected his efforts in a number of significant anchor lease negotiations and property redevelopments. Ms. Clark’s bonus reflected the success achieved by the Trust in pursuing and executing acquisitions and dispositions, in particular, the acquisition of approximately seven high quality shopping centers for approximately $186 million and the sale of $88.7 million in wholly-owned and joint venture properties primarily in markets that are not part of the Company's long-term strategic plan.
Long-Term Incentive Compensation
In 2015 the Committee approved the Trust’s long-term incentive compensation program, setting long-term incentive targets of 75% to 240% of base salary for the named executive officers, which are generally consistent with historical long-term incentive targets. The long-term incentive program has generally consisted of grants of service-based restricted stock and performance-based restricted share units which are settled in cash upon the achievement of specified three-year performance criteria and the satisfaction of certain service-based vesting conditions.
In 2015, the Committee determined that for the named executive officers, other than the Chief Executive Officer, the service-based restricted stock grants and performance-based restricted share unit grants each would continue to correspond to 50% of the long-term incentive dollar target. In order to appropriately measure and award other activities that do not necessarily correlate with total shareholder return, the Committee determined in 2015 on a trial basis that the 2015 long-term incentive target for the Chief Executive Officer would consist of a performance-based cash award based on the achievement of individual goals established by the Committee, service-based restricted stock grants, performance-based restrict share units and, corresponding to 15%, 35%, 50% of his dollar target, respectively.
As in prior years, the service-based restricted stock for all named executive officers vests in five equal installments on the anniversaries of the date of grant and the performance-based restricted share units for all named executive officers are earned based on the achievement of specific performance measures over a period of three calendar years (with such measures established by the Committee at the beginning of the three-year period). Upon satisfaction of the specified performance measures, 50% of the performance-based restricted share units have become immediately vested and were settled in cash (the “initial settlement date”). The remaining 50% of the performance-based restricted share units have vested upon the first anniversary of the initial settlement date (subject to continued employment) and were settled in cash shortly thereafter.
The sole performance measure for the performance-based restricted share units is relative total shareholder return over a three-year period. The thirteen peer companies are publicly traded shopping center REITs, which were selected based on the Committee’s view that such REITs were the Trust’s primary competitors for shareholder investment: Kimco Realty Corporation, DDR Corp., Weingarten Realty Investors, Regency Centers Corporation, Federal Realty Investment Trust, Equity One, Inc., Cedar Realty Trust, Inc., Acadia Realty Trust, Kite Realty Group Trust, Saul Centers, Inc., Urstadt Biddle Properties, Brixmor Property Group Inc. and Retail Properties of America, Inc. The achievement of 33rd percentile, 50th percentile, 90th percentile and above corresponds to payouts of 50%, 100% and 200%, respectively, of the target incentive. There is a linear increase in payout between the performance levels, up to a maximum of 200%.
The performance-based cash award for the Chief Executive Officer is earned based upon the achievement of strategic goals over a 3-year period established by the Committee, including hiring a highly competent Chief Operating Officer, developing a continuity plan for each department, implementing a company-wide information sharing platform, verifying or revising the Trust's organizational chart and developing a next generation training program. Performance will result in payout of 50% to 150% of the target cash award incentive. At the end of the three-year performance period, any performance-based cash award earned by the Chief Executive Officer will be paid out in March of the following year.
The LTIP grants for the 2015 compensation program were as follows:

Name	LTIP Award ($)	Target Restricted Share Units (Performance-Based) (#)	Restricted Stock (Service-Based) (#)	Target Cash Award ($)
Dennis Gershenson	1,620,000	43,269	30,288	243,000
John Hendrickson	500,000	13,354	13,354	-
Geoffrey Bedrosian (1)	-	-	-	-
Gregory R. Andrews (2)	516,361	13,791	13,791	-
Frederick A. Zantello	224,972	6,008	6,008	-
Catherine Clark	227,296	6,070	6,070	-

(1)	Mr. Bedrosian was not eligible to participate in the 2015 long-term incentive program.

(2)	Mr. Andrews' 2015 LTIP Award and the related grants of restricted stock were forfeited effective upon his resignation on October 16, 2015.
Discretionary Equity Grants. Under the terms of their employment agreements with the Trust, each of Messrs. Hendrickson and Bedrosian received a grant of shares of service-based restricted stock upon commencement of their employment. Mr. Hendrickson received a grant of 15,000 restricted shares valued at the closing price on May 15, 2015 (i.e., $17.62). Mr. Bedrosian received a grant of restricted shares, valued at approximately $623,000 (or 37,621 restricted shares).
Mr. Zantello received an additional grant of service-based restricted stock of 2,100.
Equity Compensation—Other Policies
Stock Ownership Guidelines. Effective September 2008, the Committee approved stock ownership guidelines for the executive officers. On February 25, 2013, the Committee subsequently revised the stock ownership guidelines for Mr. Gershenson to increase the number of Shares that he must own. The current guidelines require our executive officers to hold directly a number of Shares (including unvested restricted Shares) having a market value equal to a multiple of their then current base salary; Mr. Gershenson’s multiple is six and all other executive officers’ multiple is three. The Committee reviews the minimum equity holding level and other market trends and practices on a periodic basis. The Committee has confirmed that all executive officers currently satisfy the guidelines or are within the period allowed for such executive officers to become compliant.

Timing and Pricing of Share-Based Grants. The Trust does not coordinate the timing of share-based grants with the release of material non-public information. Annual option or restricted stock grants for executive officers and other employees are generally made at the first Committee meeting each year with a grant date as of such approval or shortly thereafter. Further, restricted stock awards that are subject to performance measures are generally granted at the first Committee meeting of the year following satisfaction of such performance measures. The Committee generally establishes dates for regularly scheduled meetings at least a year in advance.
In accordance with the Trust’s compensation plans, the exercise price of each option is the closing price of the shares (as reported by the NYSE) on the grant date (which date is not earlier than the date the Committee approved such grant). The Committee is prohibited from repricing options, both directly (by lowering the exercise price) and indirectly (by canceling an outstanding option and granting a replacement option with a lower exercise price), without shareholder approval, except in limited circumstances such as a stock split, stock dividend, special dividend or distribution or similar transactions.
Trading Limitations. In addition to the restrictions set forth in SEC regulations, the Trust has an insider trading policy, which among other things, prohibits Trustees, executive officers and other employees from engaging in short sales, trading in options or participating in any other speculative investments relating to the Trust’s stock.
Perquisites and Other Personal Benefits
The Trust historically provides named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to enable the Trust to attract and retain employees for key positions. See “Named Executive Officer Tables—Summary Compensation Table” and the footnotes thereto for a description of certain perquisites provided to the named executive officers in 2015.

Deferred Stock
The Committee believes nonqualified deferred compensation arrangements are a useful tool to assist in tax planning and ensure retirement income for its named executive officers. Existing deferred compensation arrangements do not provide for above-market or preferential earnings as defined under SEC regulations.
Under the Ramco-Gershenson Properties Trust Deferred Compensation Plan for Officers, an officer can elect to defer restricted shares which may be granted during a subsequent calendar year. No executive officers elected to defer his or her restricted share grants in 2015.
Contingent Compensation
The Trust has a Change of Control Policy applicable to the Chief Executive Officer, Chief Financial Officer, executive vice president or any senior vice president, which includes all executive officers. The policy provides for payments of specified amounts if such person’s employment with the Trust or any subsidiary is terminated in specified circumstances following a change of control, but does not include a tax gross-up. The policy was amended in May 2013 to revise the amounts payable thereunder, which now equals the product of (x) for the Chief Executive Officer, 2.99, and for the Chief Financial Officer, an executive vice president or a senior vice president, 2.0, and (y) the sum of the person's base compensation plus his or her target bonus for the year in which the termination occurs.
The Trust believes this policy would be instrumental in the success of the Trust in the event of any future hostile takeover bid and would ensure the continued dedication of employees, notwithstanding the possibility, threat or occurrence of a change of control. Further, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits upon a change of control that ensure that such employees’ compensation and benefits expectations are satisfied. Finally, many competitors have change of control arrangements with named executive officers and such policy ensures the Trust will be competitive in its compensation program. See “Named Executive Officer Compensation Tables—Potential Payments Upon Termination or Change-in-Control” for further information.
The Trust has employment agreements with Messrs. Gershenson, Hendrickson and Bedrosian which provide for specified severance benefits, including termination upon a change of control. Mr. Gershenson’s agreement includes a full tax gross-up regarding change of control payments, which reinforces the purpose of the change of control benefit. None of the executive is entitled to a duplication of benefits under their respective employment agreements or the Trusts’ Change of Control Policy. The Trust had an employment agreement with Mr. Andrews providing for similar terms until his resignation in October 2015.

Policy Regarding Retroactive Adjustment
Section 304 of the Sarbanes-Oxley Act of 2002 requires a company to claw back certain incentive-based compensation and stock profits of the Chief Executive Officer and Chief Financial Officer if the company is required to prepare an accounting restatement due to the material noncompliance of the company, as a result of misconduct, with any financial reporting requirement under the securities laws. The Committee does not otherwise have a formal policy regarding whether the Committee will make retroactive adjustments to, or attempt to recover, cash or share-based incentive compensation granted or paid to senior management in which the payment was predicated upon the achievement of certain financial results that are subsequently the subject of a restatement. The Committee intends to adopt an appropriate recoupment policy following the approval of applicable regulations required by the Dodd-Frank Act.

Prohibition on Hedging and Pledging
On February 25, 2013, the Trust adopted an anti-hedging policy that prohibits its trustees, officers and employees from (i) trading in Trust securities on a short-term basis, (ii) short sales and (iii) buying or selling puts and calls. At that same time, the Trust also adopted an anti-pledging policy that would prospectively (1) prohibit trustees and officers from pledging Trust securities as collateral to secure debt or engaging in transactions where the Trust’s securities are held in a margin account and (2) strongly encourage all other Trust employees to avoid such transactions. Any pledges in effect on the date the anti-pledging policy was adopted are exempt from the policy.
Tax and Accounting Considerations
Deductibility of Executive Compensation
The Committee has reviewed the Trust’s compensation policies in light of Section 162(m) of the IRC, which generally limits deductions by a publicly-held corporation for compensation paid to certain executive officers to $1,000,000 per annum, subject to specified exceptions (the most significant of which is performance-based compensation). While much of the compensation paid to the Trust’s executive officers is performance-based compensation that is not subject to Section 162(m), as long as the Trust continues to qualify as a real estate investment trust under the IRC, the payment of any non-deductible compensation should not have a material adverse impact on the Trust. The Committee intends to continue to review the application of Section 162(m) with respect to any future compensation arrangements considered by the Trust.
Nonqualified Deferred Compensation
Section 409A of the IRC provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested, provided certain conditions are met. If the certain conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to additional income tax, penalties and a further additional income tax calculated as interest on income taxes deferred under the arrangement. In December 2008, the Trust revised certain of its compensation agreements to ensure that the Trust’s employment, severance and deferred compensation arrangements either comply with, or are exempt from, the requirements of Section 409A to allow for deferral without accelerated taxation, penalties or interest.
Change of Control Payments
Section 280G of the IRC disallows a company’s tax deduction for “excess parachute payments,” generally defined as payments to specified persons that are contingent upon a change of control in an amount equal to or greater than three times the person’s base amount (the five-year average of Form W-2 compensation). Additionally, IRC Section 4999 imposes a 20% excise tax on any person who receives such excess parachute payments.
The Trust’s share-based plans entitle participants to payments in connection with a change of control that may result in excess parachute payments. Further, Messrs. Gershenson’s, Hendrickson's, Bedrosian's and, prior to his resignation, Mr. Andrews’ employment agreements, along with the Change of Control Policy for the benefit of executive officers, entitle such persons to payments upon termination of their employment following a change of control that may qualify as excess parachute payments. As noted earlier, Mr. Gershenson’s employment agreement provides for a full tax-gross up on benefits that exceed limits set forth in Section 280G of the IRC.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis (CD&A) in this proxy statement with management, including the Chief Executive Officer. Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in the Trust’s annual report on Form 10-K for the year ended December 31, 2015 and the proxy statement for the 2016 annual meeting of shareholders.

The Compensation Committee

Arthur Goldberg (Chairman)
Joel M. Pashcow
Mark K. Rosenfeld
Michael A. Ward
Stephen R. Blank
Laurie M. Shahon

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2015, none of the Trust’s executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Board or Compensation Committee.
During 2015, the following persons served on the Compensation Committee:

Stephen R. Blank
Arthur Goldberg (Chair)
Matthew L. Ostrower (until his resignation on February 6, 2015)
Joel M. Pashcow
Mark K. Rosenfeld
Laurie M. Shahon
Michael A. Ward

Mr. Ward previously was an officer of the Trust until 2005; none of the other members of the Compensation Committee is or has been an officer or an employee of the Trust.

NAMED EXECUTIVE OFFICER COMPENSATION TABLES
Summary Compensation Table
The table below summarizes the total compensation paid or earned by the named executive officers in 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Dennis Gershenson	2015	675,000	—	1,541,679	—	1,096,875	9,730	3,323,284
President and CEO	2014	600,000	—	1,147,711	—	840,000	9,730	2,597,441
	2013	546,000	—	753,770	—	982,800	5,066	2,287,636
John Hendrickson	2015	238,462	—	740,116	—	243,750	112,474	1,334,802
Executive VP and	2014	—	—	—	—	—	—	—
COO	2013	—	—	—	—	—	—	—
Geoffrey Bedrosian	2015	3,462	650,000	623,000	—	—	—	1,276,462
Executive VP, CFO	2014	—	—	—	—	—	—	—
and Secretary	2013	—	—	—	—	—	—	—
Gregory R. Andrews (4)	2015	341,593	—	491,386	—	—	—	832,979
CFO and Secretary	2014	413,089	—	424,672	—	346,994	3,000	1,187,755
	2013	397,201	—	365,569	—	428,977	1,500	1,193,247
Frederick A. Zantello	2015	299,962	156,000	253,393	—	—	60,685	770,040
Executive VP	2014	291,225	156,000	266,111	—	—	54,386	767,722
	2013	282,743	156,000	263,930	—	—	50,764	753,437
Catherine Clark	2015	303,061	160,000	216,292	—	—	3,000	682,353
Senior VP—	2014	294,234	160,000	222,392	—	—	3,000	679,626
Acquisitions	2013	280,223	157,000	214,914	—	—	1,500	653,637

(1)	The amounts reported reflect the grant date fair value (excluding the effect of estimated forfeitures).

The awards in the Stock Awards column for 2015, 2014 and 2013 relate to service-based restricted stock and performance-based restricted share units granted in 2013, 2014 and 2015, respectively, under the 2012 Omnibus Long-Term Incentive Plan, except for Mr. Bedrosian, who was not eligible to participate in the 2015 long-term incentive compensation. The awards in the Stock Awards column for Mr. Hendrickson for 2015 also include a sign-on grant of 15,000 restricted shares received upon commencement of his employment with the Trust in May 2015. The grant date fair value of Mr. Hendrickson's sign-on restricted stock grant is calculated as the closing price of the Shares as of the grant date. The awards in the Stock Awards column for Mr. Bedrosian for 2015 relate to a sign-on grant of service-based restricted stock equal to $623,000 upon commencement of his employment with the Trust.

The grant date fair value of each share of service-based restricted stock granted under the 2012 Omnibus Long-Term Incentive Plan is calculated as the closing price of the Shares as of the grant date. The grant date fair value of each performance-based restricted stock share unit is calculated using a Monte Carlo simulation as of the grant date.

The grant date fair value of the performance-based restricted share units granted under the 2012 Omnibus Long-Term Incentive Plan reflects the probable outcome of the award. The relative total shareholder feature of the award represents a “market condition” under applicable accounting requirements. As such, the grant date fair value of the award must reflect the probabilities of all possible outcomes of the market condition as they existed at that date. To that end, the Trust employed a valuation method that statistically simulated an expected total shareholder return performance relative to the comparator group and determined the corresponding grant date value that would result. For the purposes of this table, the single grant date fair value computed by this valuation method is recognized by the Trust in accounting for the awards regardless of the actual future outcome of the relative total shareholder return feature. Therefore, there is no separate maximum grant date value reported with respect to the performance-based restricted share units.

(2)	The amounts earned in 2015, consisting of payments under the 2015 Executive Incentive Plan, were approved by the Committee on February 29, 2016. Payment of such bonus occurred on March 15, 2016.

(3)	For 2015, for each of the named executives received $3,000 in 401(K) plan company match. Additionally, the following named executive officers received the following payments and/or benefits:

a.	Mr. Gershenson - Payment of life insurance premium;

b.	Mr. Hendrickson - Moving and relocation costs of $112,474;

c.	Mr. Zantello - Housing allowance and mileage reimbursement.

(4)
Payments to Mr. Andrews under the 2015 Executive Incentive Plan and all equity awards previously granted to Mr. Andrews but unvested or unexercised, as applicable, were forfeited effective upon his resignation on October 16, 2015, including the service-based restricted stock and performance-based restricted share units granted to Mr. Andrews under the 2015 LTIP.

Narrative Discussion of Summary Compensation Table
Employment Agreement — Mr. Gershenson, Mr. Hendrickson and Mr. Bedrosian. See “Potential Payments Upon Termination or Change-in-Control” for a description of the material terms of such employment agreements.
Bonus. For 2015, each of the named executive officers (other than Mr. Bedrosian and Mr. Andrews) received an annual bonus, which was paid in cash. Mr. Bedrosian received a $650,000 starting bonus that was paid in cash in 2015 and was not eligible for an annual bonus under the 2015 Executive Incentive Plan.
Long-Term Incentive Program. In 2010, the Committee established the Trust’s long-term incentive compensation program, with approved long-term incentive targets of 75% to 120% of base salary for the named executive officers, which generally is consistent with the historical long-term incentive program. In 2015, the Committee determined to increase the long-term incentive targets for Mr. Gershenson to 240% of his base salary and for Mr. Andrews to 125% of his base salary. See "2015 Compensation Determination—Long Term Incentive Compensation" for a description of the Trust's long-term incentive compensation program.
2015 Discretionary Grants of Restricted Stock. Upon commencement of his employment, each of Messrs. Hendrickson and Bedrosian received a sign-on grant of service-based restricted stock of 15,000 and 37,621 restricted shares, respectively.
In addition to the annual grant under the LTIP, Mr. Zantello also received an additional grant of service-based restricted stock of 2,100 shares.
Non-Equity Incentive Plan. The 2015 Executive Incentive Plan for the Trust’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer is based on the achievement of a primary corporate objective (operating funds from operations per share) and the satisfaction of a payment condition (net debt-to-adjusted EBITDA ratio). The target bonus for the Chief Executive Officer is 125% of base salary and for each of the Chief Operating Officer and Chief Financial Officer is 75% of base salary, respectively, with a threshold payout (50% of target incentive), target payout (100% of target incentive) or maximum payout (200% of target incentive). There is a linear increase in payout between the threshold, target and maximum payout levels.
Mr. Andrews' Resignation. Upon his resignation effective October 16, 2015, Mr. Andrews forfeited all payments under the 2015 Executive Incentive Plan and any equity awards previously granted to Mr. Andrews that remained unvested or unexercised, as applicable, including the service-based restricted stock and performance-based restricted share units granted to Mr. Andrews under the 2015 Long Term Incentive Program. Mr. Andrews did not receive a severance payment in connection with his resignation.

Grants of Plan-Based Awards in 2015
The following table provides information about equity awards granted to the named executive officers in 2015.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dennis Gershenson (4)	03/01/15	421,875	843,750	1,687,500	21,635	43,269	86,538	30,288	—	—	566,991
(5)	03/01/15	121,500	243,000	364,500	—	—	—	—	—	—	—
John Hendrickson (4)	03/01/15	150,000	300,000	600,000	6,677	13,354	26,708	13,354	—	—	249,987
	05/17/15	—	—	—	—	—	—	15,000	—	—	264,300
Geoffrey Bedrosian	12/17/15	—	—	—	—	—	—	37,621	—	—	623,004
Gregory R. Andrews (4)(6)	03/01/15	154,908	309,817	619,634	6,896	13,791	27,582	13,791	—	—	258,168
Frederick A. Zantello	03/01/15	—	—	—	3,004	6,008	12,016	6,008	—	—	112,470
	03/01/15	—	—	—	—	—	—	2,100	—	—	39,312
Catherine Clark	03/01/15	—	—	—	3,035	6,070	12,140	6,070	—	—	113,630

(1)	All awards in this column relate to shares of performance-based restricted stock under the 2012 Omnibus Long-Term Incentive Plan

(2)
All awards in this column relate to shares of service-based restricted stock under the 2012 Omnibus Long-Term Incentive Plan. The additional stock awards included for Mr. Hendrickson, Mr. Bedrosian and Mr. Zantello are discretionary equity awards of restricted shares.

(3)
The grant date fair value of each share of service-based restricted stock is calculated as the closing price of the Shares as of the grant date. For shares issued on March 1, 2015 the grant-date fair value was $18.72, for shares issued on May 17, 2015 the grant-date fair value was $17.62 and for shares issued on December 17, 2015 the grant-date fair value was $16.56.

(4)	The amounts in this row relate to the 2015 Executive Incentive Plan.

(5)	The amount in this row relates to the 2015 LTIP cash award for Mr. Gershenson.

(6)	Mr. Andrews forfeited all of his shares of performance-based restricted stock and service-based restricted stock granted in 2015 in connection with his resignation effective October 16, 2015.

Narrative Discussion of Grants of Plan-Based Awards in 2015 Table
Annual Bonus Program. The 2015 Executive Incentive Plan for the Trust’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer is based on the achievement of a primary corporate objective (operating funds from operations per share) and the satisfaction of a payment condition (net debt-to-adjusted EBITDA ratio). The target bonus for the Chief Executive Officer is 125% and for the Chief Operating and Chief Financial Officer is 75% of base salary with a threshold payout (50% of target incentive), target payout (100% of target incentive) or maximum payout (200% of target incentive). There is a linear increase in payout between the threshold, target and maximum payout levels. The amounts earned in 2015 are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”
Long-Term Incentive Plan. The Trust’s long-term incentive compensation program provides for target payouts of 75% to 240% of base salary for the named executive officers. See "2015 Compensation Determination—Long Term Incentive Compensation" for a description of the Trust's long-term incentive compensation program.
Messrs. Hendrickson, Bedrosian and Zantello — Discretionary Equity Grants. The shares granted to Mr. Hendrickson in May 2015 vest in five equal installments on each of the first five anniversaries of the date of the grant. The shares granted to Mr. Bedrosian in December 2015 vest in three equal installments on January 31, 2017, 2018 and 2019.
The shares of service-based restricted stock granted to Mr. Zantello on March 1, 2015 fully vest on the first anniversary of the grant date.
Mr. Andrews' Resignation — Forfeiture of Equity Grants. See "Narrative Discussion of Summary Compensation Table—Mr. Andrews' Resignation."

Outstanding Equity Awards at December 31, 2015
The following table provides information on the holdings of option and stock awards by the named executive officers as of December 31, 2015.

			Option Awards					Stock Awards
Name	Grant Date/ Performance Period		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-The- Money Options/ SARs At Fiscal Year End ($)(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Dennis Gershenson	3/1/15- 12/31/17	(5)	—	—	—	—	—	—	—	43,269	718,698
	3/1/15	(2)	—	—	—	—	—	30,288	503,084	—	—
	3/1/14- 12/31/16	(5)	—	—	—	—	—	—	—	29,641	492,337
	3/1/2014	(2)	—	—	—	—	—	23,712	393,856	—	—
	3/1/2014	(6)	—	—	—	—	—	8,982	149,191	—	—
	3/1/13- 12/31/15	(4)	—	—	—	—	—	14,068	233,669	—	—
	3/1/2013	(2)	—	—	—	—	—	14,093	234,085	—	—
	3/1/12- 12/31/14	(3)	—	—	—	—	—	28,327	470,511	—	—
	3/1/2012	(2)	—	—	—	—	—	11,329	188,172	—	—
	3/1/2011	(2)	—	—	—	—	—	4,439	73,732	—	—
	3/8/2007		22,215	—	34.30	3/8/2017	—	—	—	—	—
	2/28/2006		13,458	—	29.06	2/28/2016	—	—	—	—	—
John Hendrickson	3/1/15- 12/31/17	(4)	—	—	—	—	—	—	—	13,354	221,810
	5/17/2015	(7)	—	—	—	—	—	15,000	249,150	—	—
	3/1/2014	(2)	—	—	—	—	—	13,354	221,810	—	—
Geoffrey Bedrosian	12/17/2015	(8)	—	—	—	—	—	37,621	624,885	—	—
Frederick A. Zantello	3/1/15- 12/31/17	(5)	—	—	—	—	—	—	—	6,008	99,793
	3/1/2015	(2)	—	—	—	—	—	6,008	99,793	—	—
	3/1/2015	(9)	—	—	—	—	—	2,100	34,881	—	—
	3/1/14- 12/31/16	(5)	—	—	—	—	—			6,539	108,613
	3/1/2014	(2)	—	—	—	—	—	5,231	86,887	—	—
	3/1/13- 12/31/15	(4)	—	—	—	—	—	4,047	67,221	—	—
	3/1/2013	(2)	—	—	—	—	—	4,054	67,337	—	—
	3/1/12- 12/31/14	(3)	—	—	—	—	—	9,257	153,759	—	—
	3/1/2012	(2)	—	—	—	—	—	3,701	61,474	—	—
	3/1/2011	(2)	—	—	—	—	—	1,489	24,732	—	—
	3/8/2007		8,820	—	34.30	3/8/2017	—	—	—	—	—
	2/28/2006		7,297	—	29.06	2/28/2016	—	—	—	—	—

			Option Awards					Stock Awards
Name	Grant Date/ Performance Period		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-The- Money Options/ SARs At Fiscal Year End ($)(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Catherine Clark	3/1/15- 12/31/17	(5)	—	—	—	—	—	—	—	6,070	100,823
	3/1/15	(2)						6,070	100,823
	3/1/14- 12/31/16	(5)								6,607	109,742
	3/1/14	(2)	—	—	—	—	—	5,285	87,784
	3/1/13- 12/31/15	(4)	—	—	—	—	—	4,011	66,623
	3/1/2013	(2)	—	—	—	—	—	4,017	66,722	—	—
	3/1/12- 12/31/14	(3)	—	—	—	—	—	9,000	149,490	—	—
	3/1/2012	(2)	—	—	—	—	—	3,600	59,796	—	—
	3/1/2011	(2)	—	—	—	—	—	1,439	23,902	—	—
	3/8/2007		5,145	—	34.30	3/8/2017	—	—	—	—	—
	2/28/2006		3,753	—	29.06	2/28/2016	—	—	—	—	—

(1)	Based upon the closing price of the Shares on the NYSE on December 31, 2015 of $16.61.

(2)	Restricted stock - vests one-fifth per year, beginning on the first anniversary of the grant date.

(3)
The 2012-2014 performance period was achieved and the actual payout was 200% of target (the payout was calculated by our consultant Meridian Compensation Partners LLC). 50% of the award vested and was settled in cash on March 1, 2015. The other 50% will vest and settle in cash on

March 1, 2016

(4)
The 2013-2015 performance period was achieved and the actual payout was 59.89% of target (the payout was calculated by our consultant Meridian Compensation Partners LLC). 50% of the award will vest and settle in cash on March 1, 2016. The other 50% will vest and be settled in cash on March 1, 2017.

(5)	Performance-based restricted share units are listed at Target. Performance-based restricted share units will be paid in cash at the end of the performance period.

(6)	Restricted stock - 3 year cliff vesting. Shares fully vest 3/1/2017.

(7)	Restricted stock - vests in 5 equal installments on the first five anniversaries of the grant date.

(8)	Restricted stock - vests in 3 equal installments on 1/31/2017, 1/31/2018 & 1/31/2019.

(9)	Restricted stock - fully vests on the first anniversary of the grant date.
All equity awards previously granted to Mr. Andrews but unvested or unexercised, as applicable, were forfeited effective upon his resignation on October 16, 2015, including the service-based restricted stock and performance-based restricted share units granted to Mr. Andrews under the 2015 LTIP. Mr. Andrews had no outstanding equity awards as of December 31, 2015.

Option Exercises and Stock Vested in 2015
The following table provides information on options that were exercised in 2015 and restricted stock awards that vested in 2015.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(3)
Dennis Gershenson	—	—	51,430	962,770
John Hendrickson	—	—	—	—
Geoffrey Bedrosian	—	—	—	—
Gregory R. Andrews	—	—	25,708	481,254
Frederick A. Zantello	—	—	18,050	337,896
Catherine Clark	—	—	14,896	278,853

(1)	All shares in this column vested on 3/1/2015.

(2)
The value realized is based upon the number of Shares received on the vesting date multiplied by the closing price of the Shares on the NYSE on the vesting date. If the NYSE was closed on the vesting date, the closing price of the preceding business day was used. The applicable NYSE closing prices are as follows:

Vesting Date	Closing Price
3/1/2015	$18.72
All equity awards previously granted to Mr. Andrews but unvested or unexercised, as applicable, were forfeited effective upon his resignation on October 16, 2015, including the service-based restricted stock and performance-based restricted share units granted to Mr. Andrews under the 2015 LTIP.
Nonqualified Deferred Compensation in 2015
Ramco-Gershenson Properties Trust Deferred Compensation Plan
Under the Ramco-Gershenson Properties Trust Deferred Compensation Plan for Officers (the “Officer Deferred Compensation Plan”), an officer can elect to defer restricted shares which may be granted during a subsequent calendar year (“Deferral Year”) by completing and filing a proper deferred compensation agreement with the Secretary of the Trust no later than December 31 of the year prior to the Deferral Year. Restricted shares deferred will be credited to a stock account in the name of the applicable officer. Shares in the stock account will receive distributions, which at the officer’s election will either be paid in cash or will be reinvested in shares. An officer can modify or revoke his or her existing deferral election only on a prospective basis, and only for restricted shares to be granted in a subsequent calendar year, and only if the officer executes a new deferred compensation agreement or revokes his or her existing deferred compensation agreement in writing by December 31 of the year preceding the calendar year for which such modification or revocation is to be effective. The officer must elect the end of the deferral period at the time of such election and, except for a few circumstances, no officer shall have any right to make any early withdrawals from the officer’s deferred compensation accounts. No executive officers elected to defer their restricted share grants in 2015.
Potential Payments Upon Termination or Change-in-Control
The following section describes potential payments and benefits to the named executive officers under the Trust’s compensation and benefit plans and arrangements upon termination of employment or a change of control of the Trust.
Messrs. Gershenson, Hendrickson, Bedrosian and, until his resignation in October 2015, Andrews are the only named executive officers with employment agreements with the Trust. The Trust also has a Change of Control Policy in effect for the named executive officers. Further, certain of the Trust’s benefit plans and arrangements contain provisions regarding acceleration of vesting and payment upon specified termination events; see “—Trust Share-Based Plans” below. In addition, the Trust may authorize discretionary severance payments to its named executive officers upon termination.

Trust Share-Based Plans
2003 Long-Term Incentive Plan. Upon a change in control, any nonqualified options and restricted stock outstanding as of the change of control will immediately vest in full; notwithstanding the foregoing, (i) the Compensation Committee may set forth alternative change of control terms at the time of the grant and (ii) a vote by three-fourths of the Board may determine alternative terms at any time, so long as a majority of Trustees then in office are “continuing trustees’ as defined therein. Further, during the 60-day period from and after a change of control, the Compensation Committee may grant holders of options the right to surrender all or part of such options to the Trust, whether or not the options are fully exercisable, in exchange for cash per share equal to the fair market value less the exercise price.
Other than in connection with a change of control, if an employee is terminated for any reason, any restricted stock will be forfeited; however, the Compensation Committee is authorized to waive such forfeiture in the event of retirement, permanent disability, death or other special circumstances as determined by the Compensation Committee in its sole discretion.
Other than in connection with a change of control, if an employee is terminated for cause, such employee’s options, even if immediately exercisable, will terminate (although the Committee retains discretion to permit the exercise of such options until the earlier of 30 days and the option’s expiration date). If an employee is terminated for any reason other than a change of control, death or disability or for cause, then such employee’s options may be exercised, to the extent such options were exercisable before termination, for the lesser of six months (or longer, at the discretion of the Compensation Committee) or until the option’s expiration date. Options held by an employee whose employment is terminated due to death or disability will immediately vest in full, and the legal representative or beneficiary may exercise such options until the lesser of one year (or longer, at the discretion of the Compensation Committee) or the option’s expiration date.
2009 Omnibus Long-Term Incentive Plan. The Committee generally has the authority to accelerate the vesting of any awards at any time.
Upon a termination for cause, the options will be forfeited. Unless the Compensation Committee provides otherwise, upon a termination other than due to death, disability, lay-off in connection with a reduction in force or a change in control, all unvested options will be forfeited and all vested options will terminate the earlier of three months after the termination date or the option expiration date. Unless the Compensation Committee provides otherwise, upon a termination due to death, disability, lay-off in connection with a reduction in force or a change in control, the options will fully vest and expire upon their normal expiration date.
Unless the Compensation Committee provides otherwise, upon a termination other than due to death, disability, or a change in control, all unvested shares of restricted stock will be forfeited, except in the case of termination due to lay-off in connection with a reduction in force, an employee will receive pro-rata performance shares for the time served during the performance period based on actual results at the end of the performance period. Unless the Compensation Committee provides otherwise, upon a termination due to death, disability or change in control, the performance shares will fully vest, except that for unearned performance shares that vest upon death or disability, such shares will be settled at the end of the applicable performance period based on achievement of performance goals. Generally, the Trust’s award agreements provide that all shares of restricted stock will be forfeited upon any termination, except the Committee may waive such forfeiture (unless not permitted by the plan), in its sole discretion.
The 2009 Omnibus Long-Term Incentive Plan also provides for additional benefits in the case of a corporate transaction, which is essentially a change in control that results in (i) dissolution or liquidation of the Trust or a merger, consolidation or reorganization of the Trust with one or more other entities in which the Trust is not the surviving entity, (ii) a sale of substantially all of the assets of the Trust to another person or entity that is not related to the Trust or (iii) any transaction which results in any person or entity owning more than 50% of the combined voting power of all classes of shares of the Trust. If a change in control rises to the level of a corporate transaction, all options and shares of restricted stock vest (at target levels) and either (i) fifteen days prior to the scheduled consummation of the corporate transaction, all options outstanding immediately become exercisable for a period of 15 days or (ii) the Committee may elect, in its sole discretion, to cancel any outstanding awards of options or shares of restricted stock and pay or deliver the holder an amount in cash or securities having a specified value determined by the Committee in accordance with the plan.

2012 Omnibus Long-Term Incentive Plan. The Committee generally has the authority to accelerate the vesting of any awards at any time.
Upon a termination for cause, the options will be forfeited. Unless the Compensation Committee provides otherwise, upon a termination other than due to death, disability, retirement, lay-off in connection with a reduction in force or a change in control, all unvested options will be forfeited and all vested options will terminate the earlier of three months after the termination date or the option expiration date, except that upon retirement all vested options will expire upon their normal expiration date. Unless the Compensation Committee provides otherwise, upon a termination due to death, disability, lay-off in connection with a reduction in force or a change in control, the options will fully vest and expire upon their normal expiration date.
Unless the Compensation Committee provides otherwise, upon a termination other than due to death, disability, retirement, lay-off in connection with a reduction in force or a change in control, all unvested shares of restricted stock (whether performance-based or service-based) will be forfeited. Unless the Compensation Committee provides otherwise, upon a termination due to death, disability, retirement, a lay-off in connection with a reduction in force or change in control, the shares of restricted stock (whether performance-based or service-based) will fully vest, except that for unearned performance shares that vest upon death or disability, such shares will be settled at the end of the applicable performance period based on achievement of performance goals. Generally, the Trust’s award agreements provide that all shares of restricted stock will be forfeited upon any termination, except the Committee may waive such forfeiture (unless not permitted by the plan), in its sole discretion.
The 2012 Omnibus Long-Term Incentive Plan also provides for additional benefits in the case of a corporate transaction, which is essentially a change in control that results in (i) dissolution or liquidation of the Trust or a merger, consolidation or reorganization of the Trust with one or more other entities in which the Trust is not the surviving entity, (ii) a sale of substantially all of the assets of the Trust to another person or entity that is not related to the Trust or (iii) any transaction which results in any person or entity owning more than 50% of the combined voting power of all classes of shares of the Trust. If a change in control rises to the level of a corporate transaction, all options and shares of restricted stock vest (at target levels) and either (i) fifteen days prior to the scheduled consummation of the corporate transaction, all options outstanding immediately become exercisable for a period of 15 days or (ii) the Committee may elect, in its sole discretion, to cancel any outstanding awards of options or shares of restricted stock and pay or deliver the holder an amount in cash or securities having a specified value determined by the Committee in accordance with the plan.
Dennis Gershenson’s Employment Agreement
Effective August 1, 2007, the Trust entered into a new employment agreement with Mr. Gershenson, the Trust’s President and Chief Executive Officer. The initial term of the agreement is five years, with unlimited one-year automatic extensions unless either party gives written notice of non-extension at least 120 days prior to the expiration of the term. The employment agreement provides for an annual base salary of at least $447,750 (with adjustments to be considered annually by the Committee), a discretionary annual bonus (due to Mr. Gershenson’s mid-2009 waiver of his minimum bonus of $350,000 set forth in the agreement) as well as other fringe benefits and perquisites as are generally made available to the Trust’s executives (including $1 million of term life insurance paid by the Trust). The Trust began paying the premiums on the life insurance in 2008. Mr. Gershenson will also participate in share-based programs established for the benefit of employees.
If Mr. Gershenson’s employment is terminated due to death or permanent disability, Mr. Gershenson (or his legal representative or beneficiary) will receive a lump sum equal to 12 months base salary and bonus (paid within 60 days of such termination). In the event of a permanent disability, he will also be entitled to receive the fringe benefits specified in the employment agreement, including coverage under all insurance programs and plans, for 12 months following such termination, subject to specified limitations.
If Mr. Gershenson’s employment is terminated for cause or he terminates such employment without good reason, Mr. Gershenson will receive the accrued and unpaid portion of his base salary, bonus and benefits through the date of termination (paid within 30 days of such termination).
If Mr. Gershenson’s employment is terminated without cause (other than due to death or permanent disability) or he terminates such employment for good reason, including a change of control, Mr. Gershenson will receive: (i) accrued base salary through the termination date, (ii) a lump sum severance payment (no later than the 30th day following the date that is six months following the date of termination) equal to the greater of (x) the aggregate of all compensation due to Mr. Gershenson for the remainder of the term of his employment agreement (assuming an annual bonus equal to the average bonus under the employment agreement prior to termination) or (y) 2.99 times the “base amount”, as defined by Section 280G of the IRC (or a similar amount if Section 280G is repealed or is otherwise inapplicable), (iii) an amount equal to Mr. Gershenson’s tax liability for an excess “parachute payment” within the meaning of Section 280G of the IRC, and an amount equal to Mr. Gershenson’s income taxes payable for such tax liability payment by the Trust (such payment to be made no later than the end of his taxable year following the taxable year in which such taxes are remitted) and (iv) fringe benefits and perquisites as are generally made available to the Trust’s executives for the duration of the term of the employment agreement (but not less than 12 months), including under all insurance programs and plans, subject to specified limitations.
As used in Mr. Gershenson’s employment agreement, “Cause” means either (i) a material breach by Mr. Gershenson of any material provisions of his employment agreement or a noncompetition agreement with the Trust following expiration of a 30-day notice and cure period, if curable, or any ongoing breach following such initial notice and cure, (ii) action by Mr. Gershenson constituting willful malfeasance or gross negligence, having a material adverse effect on the Trust, (iii) an act of fraud, misappropriation of funds or embezzlement by Mr. Gershenson in connection with his employment or (iv) Mr. Gershenson is convicted of, pleads guilty to or confesses to any felony.
As used in Mr. Gershenson’s employment agreement, “Good Reason” means the occurrence of any of the following, without Mr. Gershenson’s prior written consent: (i) any substantial diminution of his duties, responsibilities or authority, (ii) a material breach by the Trust of any of its material obligations under his employment agreement, (iii) a relocation of the Trust’s principal executive offices or of Mr. Gershenson’s principal place of employment to a location more than 25 miles from Southfield, Michigan or (iv) a “change in control” as defined in Mr. Gershenson’s employment agreement, provided, in each case, Mr. Gershenson provides the Trust with written notice of the condition giving rise to Good Reason within 30 days of its occurrence and the Trust fails to correct such condition within 30 days of its receipt of notice.
None of the severance amounts will be mitigated by compensation earned by Mr. Gershenson as result of other employment or retirement benefits after the termination date.
In accordance with such employment agreement, Mr. Gershenson has also entered into a noncompetition agreement with the Trust. The noncompetition agreement provides that, following termination of Mr. Gershenson’s employment, Mr. Gershenson, subject to specified limitations: (i) will not hire any person that is, or was within the prior 12 months, a Trust employee making at least $60,000 per year in base salary and he will not solicit such person to leave the employ of the Trust, (ii) will not, directly or indirectly, acquire, develop, construct, operate, manage or lease any existing Trust property or project, (iii) will not compete with the Trust within a 200 mile radius of any Trust property or project that existed within the prior 12 months and (iv) will maintain the confidential and/or proprietary information of the Trust. The provisions in clauses (i) — (iii) will terminate one year after Mr. Gershenson is no longer an officer or Trustee of the Trust.
John Hendrickson's Employment Agreement
Effective May 17, 2015, the Trust entered into an employment agreement with Mr. Hendrickson, the Trust’s Executive Vice President and Chief Operating Officer. The initial term ends on April 30, 2018, with unlimited one-year automatic extensions unless the Trust gives written notice of non-extension at least 90 days prior to the expiration of the term. The employment agreement provides for an annual base salary of at least $400,000 (with adjustments to be considered annually by the Committee and no decrease from the prior base salary or initial base salary unless applicable to the Trust’s executive officers generally), participation in the annual bonus plan, participation in long-term incentive plan, a grant of 15,000 restricted shares (which vests over five years), various relocation costs and other fringe benefits and perquisites as are generally made available to the Trust’s executives.
If Mr. Hendrickson's employment is terminated due to death or permanent disability, Mr. Hendrickson (or his legal representative or beneficiary) will receive the accrued and unpaid portion of base salary plus one year’s base salary. In addition, any unvested equity awards will immediately vest. Further, any COBRA health benefits will be reimbursed for up to eighteen months.
If Mr. Hendrickson's employment is terminated for cause, Mr. Hendrickson will receive the accrued and unpaid portion of his base salary.
If Hendrickson's employment is terminated without cause or if he terminates such employment for good reason (assuming the change of control provisions below do not apply), Mr. Hendrickson will receive the accrued and unpaid portion of base salary, a pro rata portion of the annual bonus (to the extent earned, and calculated based on the average award for the prior two years), plus 18 months base salary and annual bonus (calculated based on the average award for the prior two years). In addition, any unvested equity awards will immediate vest. Further, any COBRA health benefits will be reimbursed for up to eighteen months.
If Mr. Hendrickson’s employment is terminated without cause (other than due to death or permanent disability) or he terminates such employment for good reason, in each case within 12 months after a change of control, Mr. Hendrickson will receive the accrued and unpaid portion of base salary and two times the sum of (i) his annual base compensation and (ii) his target annual bonus (each for the calendar year in which the termination occurs), provided that in no event shall such amount plus all other applicable compensation amounts exceed the product of 2.99 times the “base amount”, as defined by Section 280G of the IRC. In addition, any unvested equity awards will immediately vest. Further, any COBRA health benefits will be reimbursed for up to eighteen months.

If Mr. Hendrickson's employment is terminated at the end of the initial term or extension term because the Trust elects not to renew his employment agreement, Mr. Hendrickson will receive the accrued and unpaid portion of base salary, plus 12 months base salary. In addition, any unvested restricted shares will immediately vest.
As used in Mr. Hendrickson's employment agreement, “Cause” means termination of Mr. Hendrickson's employment upon (i) his conviction of a felony or crime involving moral turpitude, (ii) embezzlement, (iii) misappropriation of Trust property, (iv) his neglect of significant job responsibilities, (v) a material breach of his employment agreement or (vi) his repeated failure to follow specific directions from the Trust’s Chief Executive Officer or Board and, in the case of items (i) through (v), which is not cured within 30 days of notice.
As used in Mr. Hendrickson’s employment agreement, “Good Reason” means the occurrence of any of the following, without Mr.  Hendrickson’s prior written consent: (i) any material diminution of his duties, responsibilities or authority, (ii) a material diminution of the authority, duties or responsibilities of the Chief Executive Officer or appointment of a new Chief Executive Officer who was previously employed by an entity of the Trust, (iii) a material diminution in the budget over which he retains authority, (iii) any other action or inaction that constitutes a material breach by the Trust under his employment agreement or any other material agreement to which he and the Trust are party or (iv) a material change in the geographic location at which he must perform the services related to his position, provided, in each case, Mr.  Hendrickson’s provides the Trust with written notice of the condition giving rise to Good Reason within 90 days of its occurrence, the Trust fails to correct such condition within 30 days of its receipt of notice and Mr. Hendrickson actually terminates his employment within 12 months following the occurrence of such condition.
None of the severance amounts will be mitigated by compensation earned by Mr. Hendrickson result of other employment or retirement benefits after the termination date.
The employment agreement also provides for confidentiality and nonsolicitation provisions, the latter for one year after termination of employment.
Geoffrey Bedrosian's Employment Agreement
Effective December 17, 2015, the Trust entered into an employment agreement with Mr. Bedrosian, the Trust’s Chief Financial Officer, Executive Vice President and Secretary. The initial term ends on January 4, 2019, with unlimited one-year automatic extensions unless the Trust gives written notice of non-extension at least 90 days prior to the expiration of the term. The employment agreement provides for an annual base salary of at least $450,000 (with adjustments to be considered annually by the Committee, and no decrease from the prior base salary or initial base salary unless applicable to the Trust’s executive officers generally), participation in the annual bonus plan, participation in long-term incentive plan, a grant of 37,621 restricted shares (which vests over three years), various relocation costs and other fringe benefits and perquisites as are generally made available to the Trust’s executives.
If Mr. Bedrosian's employment is terminated due to death or permanent disability, Mr. Bedrosian (or his legal representative or beneficiary) will receive the accrued and unpaid portion of base salary, any earned but not yet paid incentive awards for already completed years or award cycles, plus one year’s base salary. In addition, any unvested equity awards will immediately vest. Further, any COBRA health benefits will be reimbursed for up to eighteen months.
If Mr. Bedrosian's employment is terminated for cause, Mr. Bedrosian will receive the accrued and unpaid portion of his base salary.
If Mr. Bedrosian's employment is terminated without cause or if he terminates such employment for good reason (assuming the change of control provisions below do not apply), Mr. Bedrosian will receive the accrued and unpaid portion of base salary, any earned but not yet paid incentive awards for already completed years or award cycles, a pro rata portion of the annual bonus (to the extent earned, and calculated based on the average award for the prior two years), plus one and one-half times his annual base salary and annual bonus (calculated based on the average award for the prior two years for which bonus determinations have already been communicated, or if such termination occurs prior to two award cycles having occurred, based on the target award of seventy-five percent of annual base salary). In addition, any unvested equity awards will immediate vest. Further, any COBRA health benefits will be reimbursed for up to eighteen months.
If Mr. Bedrosian’s employment is terminated without cause (other than due to death or permanent disability) or he terminates such employment for good reason, in each case within 12 months after a change of control, Mr. Bedrosian will receive the accrued and unpaid portion of base salary, any earned but not yet paid incentive awards for already completed years or award cycles, a pro rata portion of the annual bonus (to the extent earned, and calculated based on the average award for the prior two years), and two times the sum of (i) his annual base salary and (ii) annual target bonus (each for the calendar year in which the terminate occurs). In addition, any unvested equity awards will immediate vest. Further, any COBRA health benefits will be reimbursed for up to eighteen months.
If Mr. Bedrosian's employment is terminated at the end of the initial term or extension term because the Trust elects not to renew his employment agreement, Mr. Bedrosian will receive the accrued and unpaid portion of base salary, any earned but not yet paid incentive awards for already completed years or award cycles, plus 12 months base salary. In addition, any unvested equity awards will immediate vest.
As used in Mr. Bedrosian's employment agreement, “Cause” means termination of Mr. Bedrosian's employment upon (i) his conviction of a felony or crime involving moral turpitude, (ii) embezzlement, (iii) misappropriation of Trust property, (iv) his neglect of significant job responsibilities, (v) a material breach of his employment agreement or (vi) his repeated failure to follow specific directions from the Trust’s Chief Executive Officer or Board and, in the case of items (i) through (v), which is not cured within 30 days of notice.
As used in Mr. Bedrosian’s employment agreement, “Good Reason” means the occurrence of any of the following, without Mr.  Bedrosian’s prior written consent: (i) any material diminution of his duties, responsibilities or authority, or those of the Chief Executive Officer , (ii) a material diminution in the budget over which he retains authority, (iii) a material change in his base salary or target incentive awards, (iv) a material diminution in the budget over which he maintains authority, (v) any material breach by the Trust of its make-whole and other initial award obligations under his employment agreement, (vi) any other action or inaction that constitutes a material breach by the Trust under any agreement under which he provides services to the Trust or (vii) any material change in the geographic location at which he must perform the services related to his position, provided, in each case, Mr.  Bedrosian provides the Trust with written notice of the condition giving rise to Good Reason within 90 days of its occurrence, the Trust fails to correct such condition within 30 days of its receipt of notice and Mr. Bedrosian actually terminates his employment within 12 months following the occurrence of such condition.
None of the severance amounts will be mitigated by compensation earned by Mr. Bedrosian result of other employment or retirement benefits after the termination date.
The employment agreement also provides for confidentiality and nonsolicitation provisions, the latter for one year after termination of employment.
Change of Control Policy
Effective July 10, 2007, the Trust established a Change of Control Policy for the benefit of the executive officers of the Trust. The policy provides for payments of specified amounts if such person’s employment with the Trust or any subsidiary is terminated in specified circumstances following a change of control. The policy contains a double trigger. First, the person’s employment must be terminated (a) by the Trust other than for cause or upon such person’s death or permanent disability or (b) by the person for good reason. Secondly, such termination must occur within one year following a change of control; provided, however, if a person’s employment or status as an officer with the Trust or any subsidiary is terminated within six months prior to the date on which a change of control occurs and such termination was not for cause or voluntary by such person, then the change of control date will be the date immediately prior to the date of such termination. As amended in March 2010, the definition of a change of control no longer includes the election or appointment to the Board of any Trustee whose appointment or election to the Board or nomination for election by the Trust’s shareholders was not approved by a vote of at least a majority of specified Trustees.
As amended in May 2013, if the double trigger is satisfied, the person will receive the following amounts no later than the 30th day following the termination date, the product of: (x) for the Chief Executive Officer, 2.99, and for the Chief Financial Officer, an executive vice president or a senior vice president, 2.0; and (y) the sum of the person's base compensation and target bonus for the year in which the termination occurs.
The policy does not contain a tax gross-up benefit (although Mr. Gershenson may be entitled to a tax gross-up payment as described above, see “—Dennis Gershenson’s Employment Agreement”). Further, the amount received under the policy will be reduced to the extent a person receives other severance or separation payments from the Trust (excluding the vesting of any options, shares or rights under any incentive plan of the Trust).
Change of Control/Severance Payment Table as of December 31, 2015
The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change of control, assuming such event occurs on December 31, 2015. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

Items Not Reflected in Table. The following items are not reflected in the table set forth below:

•	Accrued salary, bonus and vacation.

•	Costs of COBRA or any other mandated governmental assistance program to former employees.

•	Welfare benefits provided to all salaried employees having substantially the same value.

•	Amounts outstanding under the Trust’s 401(k) plan.
Change of Control Payments — IRC Section 280G valuation. IRC Section 280G imposes tax sanctions for payments made by the Trust that are contingent upon a change of control and equal to or greater than three times an executive’s most recent five-year average annual taxable compensation (referred to as the “base amount”). If tax sanctions apply, contingent payments, to the extent they exceed an allocable portion of the base amount, become subject to a 20% excise tax (payable by the executive) and are ineligible for a tax deduction by the Trust. Key assumptions in this analysis include:

•	A change of control, termination of employment and all related payments occur on December 31, 2015.

•	Federal and state income tax rates of 35% and 3.9%, respectively, and a social security/Medicare rate of 1.45%.

•
Performance-based restricted stock for performance periods that have not closed prior to the date of the change in control: the 2012-2014, 2013-2015 and 2014-2016 performance periods are reflected as paid out at the 100% amount.

•	The value of unvested, non-qualified options equals their value as determined pursuant to the safe harbor method provided for in Revenue Procedure 2003-68.

•	The value of Shares, on December 31, 2015 is $16.61, the closing price on such date as published by the NYSE.
Other Notes Applicable to Table.

•
The “Acceleration of Share-Based Awards” column in the table assumes the Compensation Committee’s acceleration of long-term incentive compensation, including share-based awards, for terminations specifically referenced in the table. The amounts set forth therein represent the intrinsic value of such acceleration, which is (i) for each unvested option, $16.61 less the exercise price and (ii) for each unvested share of restricted stock, $16.61, which represents the closing price on the NYSE on December 31, 2015.

•	Life insurance amounts only reflect policies paid for by the Trust (including an additional $1,000,000 of term life insurance paid by the Trust for Mr. Gershenson).

Change of Control and Severance Payments as of December 31, 2015

	Cash Severance ($)		Acceleration of Share- Based Awards ($)(1)		Life Insurance Proceeds ($)	Annual Disability Benefits ($)(2)	280G Tax Gross Up ($)	Total ($)
Dennis Gershenson (3)
Retirement	—		—		—	—	—	—
Death	1,771,875	(4)	3,457,335	(5)	1,167,500	27,000	—	6,423,710
Disability	1,771,875	(4)	3,457,335	(5)	—	108,000	—	5,337,210
Termination without cause or for good reason (including change of control)	5,659,080	(6)	3,457,335		—	—	2,971,653	12,088,068
John Hendrickson
Retirement	—		—		—	—	—	—
Death	400,000	(7)	692,770		250,000	27,000	—	1,369,770
Disability	400,000	(7)	692,770		—	108,000	—	1,200,770
Termination without cause or for good reason (no change of control)	900,000	(8)	692,770		—	—	—	1,592,770
Termination without cause or for good reason (w/i 1 year following change of control)	1,199,374	(9)	692,770		—	—	—	1,892,144
Geoffrey Bedrosian
Retirement	—		—		—	—	—	—
Death	450,000	(7)	624,885		—	—	—	1,074,885
Disability	450,000	(7)	624,885		—	—	—	1,074,885
Termination without cause or for good reason (no change of control)	1,181,250	(10)	624,885		—	—	—	1,806,135
Termination without cause or for good reason (w/i 1 year following change of control)	1,575,000	(9)	624,885		—	—	—	2,199,885
Gregory R. Andrews (11)
Voluntary termination	—		—		—	—	—	—
Frederick A. Zantello (12)
Retirement	—		—		—	—	—	—
Death	—		804,490	(5)	167,500	27,000	—	998,990
Disability	—		804,490	(5)	—	108,000	—	912,490
Termination without cause or for good reason (w/i 1 year following change of control)	839,894	(13)	804,490		—	—	—	1,644,384
Catherine Clark (12)
Retirement	—		—		—	—	—	—
Death	—		801,736	(5)	250,000	27,000	—	1,078,736
Disability	—		801,736	(5)	—	108,000	—	909,736
Termination without cause or for good reason (w/i 1 year following change of control)	848,570	(13)	801,736		—	—	—	1,650,306

(1)	Each of Messrs. Gershenson and Zantello and Ms. Clark hold stock options; however, the options were out of the money as of December 31, 2015 and therefore have no intrinsic value.

(2)
$27,000 represents the amount paid to a survivor if the employee had been disabled for 180 consecutive days and the employee was eligible to receive the long-term disability payments. $108,000 represents the aggregate of 12 monthly payments of $9,000 payable as a long-term disability benefit (such payments would continue for the length of the disability); if the disability was of a short-term nature, such person may be eligible for wage replacement for 13 weeks with a maximum weekly benefit of $4,154.

(3)
Except as noted in the table above or as specified in “— Items Not Reflected in Table”, Mr. Gershenson does not receive any additional incremental value if (i) he voluntarily terminates his employment or (ii) his employment is terminated by the Trust with cause.

(4)	Represents base salary as of December 31, 2015 and bonus earned for 2015 for Mr. Gershenson.

(5)
Performance-based restricted stock for the 2013-2015 and 2014-2016 performance periods will vest upon death or disability, but the payout will occur at the end of the performance period based on actual results. The amounts set forth in the table attributable to performance-based restricted stock for such performance periods assumes payout at 100% of the target level using a share value of $16.61 the closing price on December 31, 2015 as published by the NYSE.

(6)	Assumes payment equal to 2.99 times his 280G “base amount.”

(7)	Represents base salary as of December 31, 2015 for such named executive officer.

(8)	Represents eighteen months base salary plus his annual bonus (based on the target award of 75% of base salary).

(9)
Assumes payment equal to 2.0 times the sum of such named executive officer's annual base compensation and target annual bonus award. Mr. Hendrickson's severance payment is reduced from $1,400,000 to $1,199,374 pursuant to his employment agreement.

(10)	Represents 1.5 times his annual base salary and annual bonus (based on the target award of 75% of base salary).

(11)	Represents amounts actually received by Mr. Andrews in connection with his voluntary termination from employment with the Trust effective October 16, 2015.

(12)
Except as noted in the table above or as specified in “— Items Not Reflected in Table”, each of such persons do not receive any additional incremental value if (i) he or she voluntarily terminates his/her employment or (ii) his or her employment is terminated by the Trust with or without cause.

(13)	Assumes payment equal to 2.0 times each such named executive officer’s base salary and target bonus for 2015.

RELATED PERSON TRANSACTIONS
Policies and Procedures
The Trust does not have a formal related person transaction policy in writing, although it has the following customary policies and practices regarding such transactions. Trustees and executive officers are required to complete an annual questionnaire in connection with the Trust’s proxy statement for its annual meeting of shareholders, which includes questions regarding related person transactions. Trustees and executive officers are also required to provide written notice to the Trust’s outside general counsel of any updates to such information.
If a related person transaction is proposed, the Audit Committee and/or non-interested Trustees of the Board review such business transaction to ensure that the Trust’s involvement in such transactions is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is in the best interests of the Trust and its shareholders. When necessary or appropriate, the Trust will engage third party consultants and special counsel, and the Board may create a special committee, to review such transactions. Interested Trustees will recuse themselves from the approval process by the Board or Audit Committee.
Related Person Transactions in 2015
William Gershenson, Vice President and Managing Director of Western Portfolio of Ramco-Gershenson, Inc., is the son of Dennis Gershenson, Trustee, President and Chief Executive Officer of the Trust. In 2015, William Gershenson was paid $260,458 in base salary and bonus.

AUDIT COMMITTEE DISCLOSURE
The Audit Committee is responsible for monitoring the integrity of the Trust’s consolidated financial statements, the Trust’s system of internal controls, the Trust’s risk management system, the qualifications, performance and independence of the Trust’s independent registered public accounting firm, the performance of the Trust’s internal audit function and the Trust’s compliance with legal and regulatory requirements. The Audit Committee also has the sole authority and responsibility to appoint, determine the compensation of, evaluate and, when appropriate, replace the Trust’s independent registered public accounting firm.
Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Trust’s internal control over financial reporting. The Trust’s independent registered public accounting firm is responsible for performing an independent audit of the Trust’s annual consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on the Trust’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the Trust’s internal control over financial reporting. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by the Trust’s management and the independent registered public accounting firm.
Pre-Approval Policies and Procedures for Audit and Non-Audit Services
Pursuant to its charter, the Audit Committee must pre-approve the performance of audit and non-audit services. In pre-approving permitted non-audit services, the Audit Committee considers whether the provision of the permitted non-audit services is consistent with applicable law and NYSE policies and with maintaining the independence of the Trust’s independent registered public accounting firm.
Fees of Independent Registered Public Accounting Firm in 2015 and 2014
The following information sets forth the fees that we were billed in 2015 and 2014 for audit and other services provided by Grant Thornton, our independent registered public accounting firm during such periods. The Audit Committee, based on its review and discussions with management and Grant Thornton, determined that the provision of these services was compatible with maintaining Grant Thornton’s independence. All of such services were approved in conformity with the pre-approval policies and procedures described above.

	2015	2014
Audit Fees	$514,885	$566,915
Audit-Related	88,400	78,000
Tax Fees	—	—
Other Fees	—	—
Total Fees	$603,285	$644,915

Audit Fees. Audit services consist of professional services rendered by Grant Thornton for the audits of the Trust’s annual financial statements and the effectiveness of the Trust’s internal control over financial reporting, review of the financial statements included in the Trust’s quarterly reports on Form 10-Q and annual report on Form 10-K, services associated with SEC registration statements and other documents issued in connection with the Trust’s equity offerings (in 2015 and 2014) and services that are normally provided by the accountant in connection with these filings and other filings. These amounts include reimbursable expenses of $23,385 and $32,915 in 2015 and 2014, respectively.

REPORT OF THE AUDIT COMMITTEE
In connection with the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and the financial statements to be included therein, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with Grant Thornton, the Trust’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended; and

•
received the written disclosures and letter from Grant Thornton required by the applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton its independence with respect to the Trust.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Trust’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

Members of the Audit Committee

David J. Nettina (Chair)
Alice M. Connell
Arthur Goldberg
Mark K. Rosenfeld
Stephen R. Blank

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Although shareholder ratification of the appointment is not required by law and is not binding on the Trust, the Audit Committee will take the appointment of Grant Thornton under advisement if such appointment is not ratified. Grant Thornton has served as the Trust’s independent registered public accounting firm since 2005. The appointment of Grant Thornton has been ratified by the Trust’s shareholders at annual meetings since 2006. See “Audit Committee Disclosure” for a description of fees and other matters related to Grant Thornton’s provision of services to the Trust.
The Trust expects that representatives of Grant Thornton will be present at the annual meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement.
The Board of Trustees recommends that the shareholders vote FOR the ratification of Grant Thornton as the Trust’s independent registered public accounting firm for the year ending December 31, 2016.
Vote Required
The affirmative vote of a majority of the votes cast at the annual meeting will be necessary to ratify the Audit Committee’s appointment of Grant Thornton as the Trust’s independent registered public accounting firm for the year ending December 31, 2016. Abstentions will have no effect on the outcome of the vote.
PROPOSAL 3 — Advisory Vote on Named Executive Officer Compensation
Our Board of Trustees proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules (commonly known as a “say-on-pay” proposal). We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by Section 14 of the Securities Exchange Act of 1934, as amended.
In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2011 annual meeting of shareholders, shareholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board, the Board has determined that the Trust will hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency. The next advisory say-on-pay vote will occur at our 2017 annual meeting of shareholders.

As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success, and ensure alignment of such persons with shareholders. Under this program, our named executive officers are rewarded for their service to the Trust, the achievement of specific performance goals and the realization of increased shareholder value. We believe our executive officer compensation programs also are structured appropriately to support our Trust and business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.
Please read the “Compensation Discussion and Analysis,” beginning on page 17, and the “Named Executive Officer Compensation Tables”, beginning on page 29, for additional details about our named executive officer compensation program, including information about the target and earned compensation of our named executive officers in 2015.
We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Trust’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Trust’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on the Trust, the Compensation Committee or our Board. We value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The Board of Trustees recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.
Vote Required
The affirmative vote of a majority of the votes cast at the annual meeting will be necessary to approve the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the vote.
ADDITIONAL INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Trust’s executive officers and Trustees and persons who beneficially own more than 10% of a registered class of the Trust’s equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in any of the Trust’s equity securities and any changes thereto and to furnish copies of these reports to the Trust. Based on the Trust’s review of the insiders’ forms furnished to the Trust or filed with the SEC and representations made by the Trustees and executive officers of the Trust, no insider failed to file on a timely basis a Section 16(a) report in 2015, except Mr. Bedrosian had a late Form 3 reporting no beneficial ownership of securities and a Form 4 that included two purchase transactions reported late.
Cost of Proxy Solicitation
The cost of preparing, assembling and mailing this proxy statement and all other costs in connection with this solicitation of proxies for the annual meeting will be paid by the Trust. The Trust will request banks, brokers and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and will reimburse such record holders for their reasonable expenses in doing so. In addition, the Trustees, officers and other employees of the Trust may solicit proxies by mail, telephone, electronically or in person, but they will not receive any additional compensation for such work.
Presentation of Shareholder Proposals and Nominations at 2017 Annual Meeting
Any shareholder proposal intended to be included in the Trust’s proxy statement and form of proxy for the 2017 annual meeting (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Trust at Ramco-Gershenson Properties Trust, Attention: Secretary, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334 by the close of business on November 27, 2016 and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Any Trustee nomination or shareholder proposal of other business intended to be presented for consideration at the 2017 annual meeting, but not intended to be considered for inclusion in the Trust’s proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by the Trust at the address stated above between February 10, 2017 and the close of business on March 10, 2017 to be considered timely. However, if the 2017 annual meeting occurs more than 30 days before or 60 days after May 11, 2017, the Trust must receive nominations or proposals (A) not later than the close of business on the later of the 60th day prior to the date of the 2017 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2017 annual meeting and (B) not earlier than the 90th day prior to the 2017 annual meeting. Such nominations or proposals must also be in compliance with the Bylaws.
Householding
The Trust may elect to send a single copy of its annual report and this proxy statement to any household at which two or more shareholders reside, unless one of the shareholders at such address notifies the Trust that he or she desires to receive individual copies. This “householding” practice reduces the Trust’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of the 2015 annual report or 2016 proxy statement, as follows:

•	Shareholders owning Shares through a bank, broker or other holder of record should contact such record holder directly; and

•
Shareholders of record should contact the Trust at (248) 350-9900 or at Investor Relations, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334. The Trust will promptly deliver such materials upon request.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly will be appreciated.

2015 Annual Report
The annual report of the Trust for the year ended December 31, 2015, including the financial statements for the three years ended December 31, 2015 audited by Grant Thornton, is being furnished with this proxy statement. If you did not receive a copy of such annual report, you can obtain a copy without charge at the Trust’s website, www.rgpt.com, or by contacting the Trust at (248) 350-9900 or Investor Relations, Ramco-Gershenson Properties Trust, 31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan 48334.

By Order of the Board of Trustees

Geoffrey Bedrosian Chief Financial Officer and Secretary
March 29, 2016

RAMCO-GERSHENSON PROPERTIES TRUST 31500 NORTHWESTERN HIGHWAY SUITE 300 FARMINGTON HILLS, MI 48334
VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 10, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/rpt2016

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.             DETACH AND RETURN THIS PORTION ONLY

RAMCO-GERSHENSON PROPERTIES TRUST				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Trustees recommends you vote FOR the following:
1.	Election of Trustees			☐	☐	☐
Nominees:
	01)	Stephen R. Blank	06) Joel M. Pashcow
	02)	Alice M. Connell	07) Mark K. Rosenfeld
	03)	Dennis Gershenson	08) Laurie M. Shahon
	04)	Arthur Goldberg	09) Michael A. Ward
	05)	David J. Nettina

The Board of Trustees recommends you vote FOR the following proposals:							For	Against	Abstain
2.	Ratification of the appointment of Grant Thornton LLP as the Trust’s independent registered public accounting firm for 2016.						☐	☐	☐
3.	Advisory approval of the compensation of our named executive officers.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
2016 Proxy Statement and 2015 Annual Report are available at www.proxyvote.com.

M67532-P47777

RAMCO-GERSHENSON PROPERTIES TRUST PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS May 11, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
The undersigned shareholder of Ramco-Gershenson Properties Trust (the “Trust”) hereby appoints DENNIS GERSHENSON and GEOFFREY BEDROSIAN, or either of them, each with full power of substitution, as proxies of the undersigned to vote all common shares of beneficial interest of the Trust which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Trust to be held on Wednesday, May 11, 2016, 9:00 a.m., Eastern time, at the Sherry-Netherland Hotel, 781 5th Avenue, New York, NY 10022 and all adjournments or postponements thereof, and to otherwise represent the undersigned at the annual meeting with all the powers possessed by the undersigned if personally present at the meeting. The undersigned revokes any proxy previously given to vote at such meeting. The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side of this card on each of the following matters and in accordance with their judgment on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3.

Continued and to be signed on reverse side